Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of December 16, 2022
among
9460 WILSHIRE BLVD (BH) OWNER, L.P.,
CIM/11600 WILSHIRE (LOS ANGELES), LP,
CIM/11620 WILSHIRE (LOS ANGELES), LP,
1130 HOWARD (SF) OWNER, L.P.,
CIM URBAN REIT PROPERTIES IX, L.P.,
CIM/J STREET HOTEL SACRAMENTO, L.P.,
CIM/J STREET GARAGE SACRAMENTO, L.P., and
TWO KAISER PLAZA (OAKLAND) OWNER, LLC,
individually, collectively, jointly and severally, as Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
and
THE LENDERS PARTY HERETO
Arranged by:
JPMORGAN CHASE BANK, N.A. and BOFA SECURITIES, INC.,
as Joint Lead Arranger and Joint Bookrunners

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS 2
1.01 Defined Terms 2
1.02 Other Interpretive Provisions 49
1.03 Accounting Terms 50
1.04 Rounding 51
1.05 Times of Day 51
1.06 Interest Rates; Benchmark Notification 51
1.07 Divisions 51
ARTICLE II THE COMMITMENTS AND BORROWINGS 52
2.01 Commitments 52
2.02 Borrowings, Conversions and Continuations 52
2.03 Prepayments 54
2.04 Termination or Reduction of Revolving Commitments 55
2.05 Repayment of Loans 55
2.06 Interest 55
2.07 Fees 56
2.08 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate 56
2.09 Evidence of Debt 57
2.10 Payments Generally; Administrative Agent’s Clawback 57
2.11 Sharing of Payments by Lenders 59
2.12 Increase in Commitments 60
2.13 Defaulting Lenders 63
2.14 Extension of Maturity Date 64
ARTICLE III TAXES, YIELD PROTECTION, 66
ALTERNATIVE RATE OF INTEREST AND ILLEGALITY 66
3.01 Taxes 66
3.02 Alternate Rate of Interest 70
3.03 Increased Costs. 72
3.04 Compensation for Losses 74
3.05 Mitigation Obligations; Replacement of Lenders 74
3.06 Survival 75
ARTICLE IV CONDITIONS PRECEDENT TO BORROWINGS AND APPROVAL OF BORROWING BASE PROPERTIES 75
4.01 Conditions of Initial Borrowing 75
4.02 Conditions to all Borrowings 78
4.03 Additional Borrowing Base Properties 79
4.04 Ineligible Projects. 82
ARTICLE V REPRESENTATIONS AND WARRANTIES 85

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(continued)
Page

5.01 Existence, Qualification and Power 85
5.02 Authorization; No Contravention 85
5.03 Governmental Authorization; Other Consents 85
5.04 Binding Effect 86
5.05 Financial Statements; No Material Adverse Effect 86
5.06 Litigation 86
5.07 No Default or Event of Default 86
5.08 Ownership of Property 86
5.09 Hazardous Materials 87
5.10 Insurance 87
5.11 Taxes 87
5.12 ERISA 87
5.13 Borrowers 87
5.14 Legal Compliance 87
5.15 Services and Utilities 87
5.16 Enforceability 87
5.17 Legal Parcel; Separate Tax Parcel 88
5.18 Leases and Rents 88
5.19 Margin Regulations; Investment Company Act 88
5.20 Disclosure 88
5.21 Compliance with Laws 89
5.22 Taxpayer Identification Number 89
5.23 Sanctions Laws and Regulations; Anti-Money Laundering Laws; Anti-Corruption Laws 89
5.24 Solvency 90
5.25 Affected Financial Institutions 90
5.26 Franchise Documents 90
ARTICLE VI COVENANTS 90
6.01 Financial Statements and Other Deliveries 90
6.02 Taxes 92
6.03 Notices 92
6.04 Appraisals 93
6.05 Preservation of Existence, Etc 93
6.06 Maintenance of Properties 93
6.07 Leases 93
6.08 Compliance with Laws 94
6.09 Books and Records 95
6.10 Inspection Rights 95

(continued)
Page

6.11 Use of Proceeds 95
6.12 Compliance with Environmental Laws 95
6.13 Release of Borrowing Base Properties; Release of Borrower 96
6.14 Further Assurances 98
6.15 Minimum Property Condition 98
6.16 Insurance and Casualty 98
6.17 Condemnation and Other Awards 102
6.18 ERISA 103
6.19 Controlled Substances 104
6.20 Financial Covenants 104
6.21 Negative Covenants 105
6.22 Post-Closing Obligations 106
ARTICLE VII COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT 106
7.01 Permits 106
7.02 Project Documents and Swap Agreements 107
7.03 Reassignment 108
7.04 Additional Instruments 109
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES 109
8.01 Events of Default 109
8.02 Remedies Upon Event of Default 111
8.03 Application of Funds 112
8.04 Curing of Defaults 113
ARTICLE IX ADMINISTRATIVE AGENT 113
9.01 Appointment and Authority 113
9.02 Administrative Agent’s Reliance, Limitation of Liability, Etc 116
9.03 Posting of Communications 117
9.04 The Administrative Agent Individually 119
9.05 Successor Administrative Agent 119
9.06 Acknowledgements of Lenders; Erroneous Payments. 120
9.07 Collateral Matters 122
9.08 Credit Bidding 123
9.09 Certain ERISA Matters. 124
9.10 Foreclosure 125
9.11 Approvals of Lenders 126
9.12 Compliance with Flood Laws 127
ARTICLE X MISCELLANEOUS 127
10.01 Amendments, Etc 127

(continued)
Page

10.02 Notices; Effectiveness; Electronic Communications 129
10.03 No Waiver; Cumulative Remedies; Enforcement 131
10.04 Expenses; Indemnity; Damage Waiver 132
10.05 Payments Set Aside 134
10.06 Successors and Assigns 134
10.07 Treatment of Certain Information; Confidentiality 139
10.08 Right of Setoff 140
10.09 Interest Rate Limitation 141
10.10 Counterparts; Effectiveness 141
10.11 Survival of Representations and Warranties 141
10.12 Severability 141
10.13 Replacement of Lenders 142
10.14 Governing Law; Jurisdiction; Etc 143
10.15 Waiver of Jury Trial 144
10.16 No Advisory or Fiduciary Responsibility 145
10.17 Electronic Execution of Assignments and Certain Other Documents 146
10.18 USA PATRIOT Act 147
10.19 ENTIRE AGREEMENT 147
10.20 Swap Agreements 147
10.21 Statements 147
10.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions 148
10.23 Acknowledgement Regarding Any Supported QFCs. 148
10.24 Borrowers; Joint and Several Liability; Suretyship Waivers 149
10.25 Administrative Borrower 152
10.26 Amendment and Restatement; No Novation 153

SCHEDULES

1.01    Closing Date Borrowing Base Properties; Security Instruments; Assignment and Subordination of Management Agreements
2.01        Commitments and Applicable Percentages
5.13        List of Borrowers
10.02        Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

A        Form of Notice of Borrowing
B        Form of Designation Notice
C-1        Form of Revolving Note
C-2        Form of Term Note
D-1        Form of Borrowing Base Compliance Certificate
D-2        Form of Financial Covenant Compliance Certificate
E-1        Form of Assignment and Assumption
E-2        Form of Administrative Questionnaire
F        Form of Joinder Agreement
G        Form of U.S. Tax Compliance Certificates
H        Form of BAQ

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AMENDED AND RESTATED CREDIT AGREEMENT
THIS AMENDED AND RESTATED CREDIT AGREEMENT (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 16, 2022, among 9460 WILSHIRE BLVD (BH) OWNER, L.P., a Delaware limited partnership (“9460 Wilshire Borrower”), CIM/11600 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership (“11600 Wilshire Borrower”), CIM/11620 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership (“11620 Wilshire Borrower”), 1130 HOWARD (SF) OWNER, L.P., a Delaware limited partnership (“1130 Howard Borrower”), CIM URBAN REIT PROPERTIES IX, L.P., a Delaware limited partnership (“CIM Urban REIT Borrower”), CIM/J STREET HOTEL SACRAMENTO, L.P., a California limited partnership (“Sacramento Hotel Borrower”), CIM/J STREET GARAGE SACRAMENTO, L.P., a California limited partnership (“Sacramento Garage Borrower”), and TWO KAISER PLAZA (OAKLAND) OWNER, LLC, a Delaware limited liability company (“Two Kaiser Borrower”), (each, an “Initial Borrower” and, collectively, the “Initial Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., a national baking association, in its capacity as Administrative Agent (as hereinafter defined).
RECITALS
WHEREAS, pursuant to the Credit Agreement, dated as of October 30, 2018, as modified by that certain Modification Agreement, dated as of September 2, 2020, by and among 9460 Wilshire Borrower, 11600 Wilshire Borrower, 11620 Wilshire Borrower, 1130 Howard Borrower, CIM Urban REIT Borrower, and Sacramento Hotel Borrower, as borrowers (the “Existing Borrowers”), the financial institutions party thereto as “Lenders” (the “Existing Lenders”), and JPMorgan, as administrative agent (as heretofore amended, modified or supplemented from time to time, collectively, the “Existing Agreement”), the Existing Lenders made available to the Existing Borrowers a revolving secured credit facility in the amount of $250,000,000, which included a letter of credit subfacility in the amount of $25,000,000 (the “Existing Facility”).
WHEREAS, 4750 Wilshire Blvd. (LA) Owner, LLC, a Delaware limited liability company (“4750 Wilshire Borrower”), and Lindblade Media Center (LA) Owner, LLC, a Delaware limited liability company (“Lindblade Borrower”), previously borrowers under the Existing Facility, have been released as borrowers under the Existing Facility, and the security instruments encumbering the real estate assets owned by 4750 Wilshire Borrower and Lindblade Borrower have been reconveyed.
WHEREAS, as of the date hereof but prior to any Borrowing (as defined below) advanced on the Closing Date (as defined below), Revolving Loans in the aggregate principal amount of $55,000,000 are outstanding and no letters of credit remain outstanding under the Existing Facility letter of credit subfacility.
WHEREAS, the Existing Borrowers have requested that (a) Administrative Agent and Lenders join each of Sacramento Garage Borrower and Two Kaiser Borrower as joint and several Borrowers under this Agreement and the other Loan Documents (as hereinafter defined), and (b) make available to Borrowers a secured revolving credit facility in the initial amount of $150,000,000 and a secured term loan facility in the initial amount of $56,230,000, and (c) make certain other modifications to the terms of the Existing Agreement.
WHEREAS, the parties hereto desire to amend and restate the Existing Agreement in the form of this Agreement, subject to the terms and conditions set forth in this Agreement.

AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
10.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Additional Borrower” means a Single Asset Entity which (i) assumes, on a joint and several basis, the obligations of Borrower under the Loan Documents pursuant to a Joinder Agreement and such other documents as shall be reasonably acceptable to Administrative Agent, and (ii) delivers to Administrative Agent a Security Instrument encumbering a Borrowing Base Property owned in fee (or ground leased pursuant to an Eligible Ground Lease) by such Single Asset Entity.
“Additional Borrowing Base Property Request” has the meaning specified in Section 4.03(a).
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EBITDA” means, with respect to the Consolidated Group for any period, an amount equal to the Consolidated Net Income for the most recently ended Measurement Period, as adjusted by (a) adding or deducting for, as appropriate, any adjustment made under GAAP during such Measurement Period for straight lining of rents, amortization related to above-market or below-market leases, gains or losses from sales of assets, extraordinary, nonrecurring or unusual items, impairment of real estate assets, income and franchise taxes, depreciation, amortization, interest expenses, other non-cash items, fees and expenses associated with the transactions contemplated by the Loan Documents, real estate acquisition costs and expenses; (b) deducting the applicable Capital Expenditure Reserves, in each case, multiplied by the weighted average gross leasable area for each applicable Real Estate Asset (including only the square footage, FF&E, or units in such Real Estate Asset(s) owned by the Consolidated Group during such Measurement Period and excluding the square footage, FF&E, or units of the buildings on the ground leased portion of any Real Estate Asset(s) for which a member of the Consolidated Group is the lessor); (c) adding one-time costs and expenses relating to (i) the effectiveness of the Facility and the transactions relating thereto, and (ii) acquisitions, divestitures, financings and securities offerings; (d) adding proceeds of rent loss and business interruption insurance received by the Consolidated Group, plus the Consolidated Group Pro Rata Share of proceeds of rent loss and business interruption insurance received by its Investment Affiliates; (e) adding advisory, management and similar fees paid by the Consolidated Group; and (f) adding any free rent during the applicable period so long as the total amount of free rent under the applicable lease does not exceed one (1) month for each year of the initial term of the lease; provided, however, Adjusted EBITDA attributable to leases as to which a Tenant Monetary Default has occurred and is continuing shall be excluded for purposes of the definition of Adjusted EBITDA and, in each case, the Consolidated Group Pro Rata Share of the foregoing components for Investment Affiliates shall be included.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify in writing to Borrower and the Lenders.
“Administrative Borrower” has the meaning specified in Section 10.25.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one (1) month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.02 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.02(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined above would be less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.
“Annual Debt Service” means, as of any date of determination, annual debt service on a loan with a principal amount equal to the outstanding principal balance of the Loan on such date of determination, assuming (a) a fixed rate of interest per annum equal to the greater of (i) the annual yield to maturity as of such date of determination of a ten (10) year United States Treasury Note in the amount of such loan plus two and one-half of one percent (2.5%) per annum and (ii) six percent (6%) per annum, and (b) mortgage-style amortization of such loan over a period of thirty (30) years.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, (a) with respect to each Revolving Lender, the percentage (carried out to the ninth decimal place) of the aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time; provided that if the commitment of each Revolving Lender to make Revolving Loans has been terminated pursuant to Section 8.02 or if the aggregate Revolving Commitments have expired or been terminated pursuant to Section 2.04, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments, and (b) with respect to each Term Lender, the percentage (carried out to the ninth decimal place) of the Outstanding Amount of the Term Loans represented by such Term Lender’s Term Loans at such time. The Applicable Percentage of each Lender, after giving effect to this Agreement (along with any amendments made hereto and any increases in the Revolving Facility or Term Facility pursuant to Section 2.12 hereof), is set forth opposite the name of such Lender on Schedule 2.01, as it may change from time to time in accordance with the terms hereof.
“Applicable Rate” means, (a) with respect to any Term Benchmark Loan, two and one-half of one percent (2.5%) per annum, and (b) with respect to any ABR Loan, one and one-half of one percent (1.5%) per annum.
“Approved Electronic Platform” has the meaning specified in Section 9.03(a).
“Approved Franchisor” means the licensor or franchisor of (a) any of the following hotel brands (including any applicable sub-brands) and each of its successors: Hilton, Marriott, Starwood, Accor, Omni, Two Roads, Radisson, Loews, IHG, Wyndham and Hyatt and (b) any other hotel brands (including any applicable sub-brands) approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means JPMorgan Chase Bank, N.A. and BofA Securities, Inc., in their capacity as joint lead arrangers.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent.
“Assignment and Subordination of Management Agreements” means, collectively, (a) with respect to each Initial Borrower, the Assignment and Subordination of Management Agreement set forth on Schedule 1.01, and (b) with respect to the Projects to be included in the Borrowing Base following the Closing Date, an Assignment and Subordination of Management Agreement, made by the applicable Borrower and the applicable property manager, for the benefit of Administrative Agent, substantially in the form of the Assignment and Subordination of Management Agreement entered into on or around the Closing Date or otherwise in a form reasonably acceptable to Administrative Agent, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Facility pursuant to Section 2.04, and (iii) the date of termination of the Revolving Commitments of each Revolving Lender to make Revolving Loans.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or rule for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“BAQ” means the Administrative Agent’s questionnaire dated the same date as this Agreement containing disbursement instructions, rate elections and other administrative matters completed and executed by the Borrower.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.02.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Adjusted Daily Simple SOFR;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero (0)) that has been selected by Administrative Agent and Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as

Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” or “Borrowers” means, individually and collectively, or as the context shall require, each and all of the Initial Borrowers and each Additional Borrower that executes a Joinder Agreement and thereby becomes a Borrower hereunder pursuant to the provisions of Section 4.03 below, in each case, until the release of such Initial Borrower or Additional Borrower as a “Borrower” hereunder pursuant to Section 6.13(b). Unless otherwise specified in this Agreement or the context shall otherwise require, the term “Borrower” shall be deemed to be a reference to all of Borrowers collectively and each Borrower individually.
“Borrower Materials” has the meaning specified in Section 6.01.
“Borrowing” means a Revolving Borrowing or a Term Borrowing or both as the context requires.
“Borrowing Base” (determined with reference to all Projects then included in the calculation of the Borrowing Base) shall be defined as the sum of the following:
(a)    for (i) office, retail, and flex office/industrial assets (including associated parking lots and structures), and (ii) standalone parking assets, the lesser of (A) fifty percent (50%) of the Current Borrowing Base Value of all such properties, and (B) the Office/Retail/Flex/Parking Mortgageability Amount; plus

(b)    for Industrial/Multi-Family Assets, the lesser of (A) sixty percent (60%) of the Current Borrowing Base Value of all such properties, and (B) the Industrial/Multi-Family Mortgageability Amount; plus

(c)    for Hotel Assets, the lesser of (i) forty-five percent (45%) of the Current Borrowing Base Value of all such assets, and (ii) the Hotel Mortgageability Amount.
provided, however, that (w) all Ineligible Projects shall be excluded from the calculation of the Borrowing Base, (x) to the extent that the aggregate amount under clause (a) above exceeds ninety percent (90%) of the Borrowing Base, such excess amount shall be excluded from the calculation of the Borrowing Base, (y) to the extent that the amount under clause (c) above attributable to any Hotel Asset exceeds twenty-five percent (25%) of the Borrowing Base, such excess amount shall be excluded from the calculation of the Borrowing Base, and (z) if, on any date of calculation, any TI/LC Obligations are then outstanding, availability under the Borrowing Base in an amount equal to the aggregate amount of all such TI/LC Obligations shall be reserved solely for Revolving Loans to pay such TI/LC Obligations (such reserve against availability under the Borrowing Base being referred to herein as the “TI/LC Holdback”) and the Borrowing Base shall be reduced by the amount of the TI/LC Holdback for all purposes other than the calculation thereof pursuant to Section 2.01 in connection with a requested Borrowing to fund or reimburse TI/LC Obligations.
“Borrowing Base Compliance Certificate” means a certificate substantially in the form of Exhibit D-1.
“Borrowing Base Property” means, at any time, any Project that (i) is listed on Schedule 1.01 or (ii) is included in the Borrowing Base pursuant to Section 4.03, but excluding any Project that has been released from the Borrowing Base pursuant to Section 6.13.
“Borrowing Base Property Release” has the meaning specified in Section 6.13(a).
“Borrowing Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term Benchmark Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of Administrative Borrower.
“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago.
“Capital Expenditure Reserve” means, for the calculation of Net Operating Income as of any Determination Date, an amount equal to:
(a)    Zero and 25/100 Dollars ($0.25) per square foot for each office Project;
(b)    Zero and 10/100 Dollars ($0.10) per square foot for each warehouse, industrial or distribution Project;
(c)    Zero and 15/100 Dollars ($0.15) per square foot for each retail Project;
(d)    Zero and 20/100 Dollars ($0.20) per square foot for each flex office/industrial Project;

(e)    Two Hundred and No/100 Dollars ($200.00) multiplied by the number of units in each multi-family Project; and
(f)    four percent (4%) of the average of the quarterly gross revenues of each Hotel Asset for the twelve (12) month period ending on the applicable Determination Date.
For purposes of determining a Project’s Capital Expenditure Reserve, the property type (retail, office, etc.) will be determined for the Project as a whole based on the source of the majority of the Project’s Gross Revenue (as determined in good faith by the applicable Borrower or Additional Borrower).
“Capitalized Lease” means a lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.
“Cash Equivalents” means any of:
(a)direct obligations of the United States, any state, district or territory of the United States or any member of the European Union or any political subdivision, agency or instrumentality thereof or obligations guaranteed or insured by the United States, any state, district or territory of the United States or any member of the European Union or any political subdivision, agency or instrumentality thereof, in each case, having maturities of not more than two (2) years from the date of acquisition thereof;
(b)demand or time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender (or was a Lender at the time such deposit, certificate or acceptance was acquired) or (ii) has combined capital and surplus of at least Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00) and whose long-term debt, or whose parent holding company’s long-term debt, is rated at least “A-2” by Moody’s or at least “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case with maturities of not more than one (1) year from the date of acquisition thereof;
(c)commercial paper issued by any Person organized under the laws of the United States (or any state, district or territory thereof) or by any foreign country recognized by the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case with maturities of not more than three hundred sixty-five (365) days from the date of acquisition thereof;
(d)repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with a bank meeting the qualifications described in clause (b) above;
(e)Indebtedness issued by Persons with a rating of at least “A-2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one (1) year from the date of acquisition; and
(f)investments, classified in accordance with GAAP as current assets of CMCT or any member of the Consolidated Group, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and substantially all of the portfolios of which consist of Investments of the character, quality and maturity described in clauses (a), (b) and (d) of this definition.
“Change in Law” means the occurrence, after the date of this Agreement of: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority, or (c) compliance by any Lender (or, for purposes of Section 3.03(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    CMCT fails to own, directly or indirectly, more than fifty percent (50%) of the Equity Interests of the Borrower and each Additional Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower or such Additional Borrower, as applicable, on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    CMCT fails to Control the Borrower or any Additional Borrower; or
(c)    CIM Group, or an Affiliate of CIM Group, fails to manage CMCT; or
(d)    except as otherwise permitted hereunder, CMCT shall fail to (i) own, directly or indirectly, more than fifty percent (50%) of the Equity Interests of CIM Urban Partners and (ii) Control CIM Urban Partners.
“CIM Group” means CIM Group, LLC, a Delaware limited liability company.
“CIM Urban Partners” means CIM Urban Partners, L.P., a Delaware limited partnership.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“CMCT” means Creative Media & Community Trust Corporation, a Maryland corporation.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” means the Revolving Commitments and/or the Term Commitments, as the context requires.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning specified in Section 9.03(c).
“Competitor” means any Person, who is primarily engaged in any material line of business as those lines of business conducted by any Loan Party on the Closing Date or any business substantially related thereto, or who is otherwise directly competing with any Loan Party. For clarification, a Competitor shall not include a bank, a similar financial institution, or an insurance company unless such Person is a Competitor Affiliate.
“Competitor Affiliate” means any Affiliate of a Competitor; provided, however, that “Competitor Affiliate” will not include any bona fide debt fund or any investment vehicle that is regularly engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business (except for any such fund or investment vehicle for which a Competitor or a Person that Controls or is Controlled by a Competitor makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such fund’s or investment vehicle’s investment decisions).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Debt Service” means, with respect to the Consolidated Group for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) the amount of cash dividends or distributions paid or required to be paid by any member of the Consolidated Group (other than to another member of the Consolidated Group or in connection with any prepayment, redemption or purchase offer) during such period in respect of its preferred equity interests plus (d) the Consolidated Group Pro Rata Share of the amount of dividends or distributions paid or required to be paid by any Investment Affiliate during such period in respect of its preferred equity interests (to Persons other than (i) a member of the Consolidated Group or (ii) an Investment Affiliate in which the percentage of equity interests of such Investment Affiliate owned by the Consolidated Group is greater than or equal to the percentage of equity interests owned by the Consolidated Group in the Investment Affiliate paying the dividend or distribution) plus (e) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such Indebtedness), equal to the greater of (y) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable (to the extent not already included pursuant to clause (b) above) and (z) the Consolidated Group Pro Rata Share of such Investment Affiliate.
“Consolidated Fixed Charge Coverage Ratio” means, for any Measurement Period, the ratio of Adjusted EBITDA to Fixed Charges.

“Consolidated Group” means CMCT and all Persons whose financial results are consolidated with CMCT for financial reporting purposes under GAAP.
“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate determined by calculating the greater of (a) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (b) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate; provided that to the extent a given calculation includes liabilities, obligations or Indebtedness of any Investment Affiliate and the Consolidated Group, in the aggregate, are or would be liable for a portion of such liabilities, obligations or Indebtedness in a percentage in excess of that calculated pursuant to clauses (a) and (b) above, the “Consolidated Group Pro Rata Share” with respect to such liabilities, obligations or Indebtedness shall be equal to the percentage of such liabilities, obligations or Indebtedness for which the Consolidated Group, in the aggregate, are or would be liable.
“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness outstanding during such period plus (b) the Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse, in each case, excluding amortization of deferred financing costs, debt premiums or discounts or other non-cash items; provided that Consolidated Interest Expense for any period shall be reduced by the (i) net amount of cash payments received by the Consolidated Group under interest rate swap contracts during such period, and (ii) to the extent included in Consolidated Interest Expense, the amortization or write off of debt issuance costs and deferred financing fees, commissions, prepayment penalties, fees and expenses.
“Consolidated Net Income” means, for any period, consolidated net income of the Consolidated Group as determined in accordance with GAAP.
“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Total Asset Value as of such date minus (b) Consolidated Outstanding Indebtedness as of such date.
“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding as of such date, as determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate as of such date, other than, in either case, Indebtedness of any such member of the Consolidated Group or Investment Affiliate owed to a member of the Consolidated Group.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Substances Act” means the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 10.23.
“Creditor Parties” means, collectively, Administrative Agent, the Lenders, the Hedge Banks, and each co-agent or sub-agent appointed by Administrative Agent from time to time pursuant to Section 9.01, and the other Persons to whom the Obligations are owing.
“Current Borrowing Base Appraisal” means, for each Project, an MAI appraisal setting forth the “as is” appraised value of such Project, which appraisal shall be (a) in form satisfactory to Administrative Agent, (b) prepared by an independent appraisal firm that is satisfactory to and engaged by the Administrative Agent, and (c) dated as of a date that is no more than twelve (12) months prior to (i) at any time, the date such Project is added to the Borrowing Base, (ii) following the eighteen (18)-month anniversary of the Closing Date, such anniversary, or (iii) if the Maturity Date is extended pursuant to Section 2.14, the Maturity Date immediately prior to such extension.
“Current Borrowing Base Value” means as at any date of determination:
(a)with respect to any Project for which there is a Current Borrowing Base Appraisal, the “as is” appraised value of such Project as set forth in such Current Borrowing Base Appraisal plus undepreciated capital expenditures since the date of determination in such Current Borrowing Base Appraisal; and
(b)with respect to any Project for which there is no Current Borrowing Base Appraisal, (i) if such Project has been owned or ground leased by a Borrower or an Additional Borrower for less than twelve (12) months, the Purchase Price plus undepreciated capital expenditures for such Project since the date of acquisition thereof or (ii) if such Project has been owned or ground leased by a Borrower or an Additional Borrower for at least twelve (12) months, zero (0).
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrower.
“Debt Instrument” means any instrument evidencing a debt, including mortgage notes and mezzanine notes.

“Debt Service Coverage Ratio” means the ratio of Net Operating Income to the Annual Debt Service, in each case as of the applicable Determination Date, as calculated by Borrower and reasonably approved by Administrative Agent.
“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies or recourse of creditors generally, including the Bankruptcy Code of the United States and all amendments, as are in effect from time to time during the term of the Facility.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to any Loan, an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Obligations other than the Loans, an interest rate equal to (i) the Alternate Base Rate plus (ii) the Applicable Rate applicable to ABR Loans plus (iii) two percent (2%) per annum.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Designation Notice” means a notice from any Lender or an Affiliate of a Lender acknowledged by the Administrative Borrower substantially in the form of Exhibit B.
“Determination Date” means the last day of each Quarterly Period.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means, on any date, (a) any Person designated by Borrower as a “Disqualified Institution” by written notice delivered to Administrative Agent on or prior to the date hereof, (b) any other Person that Borrower determines in good faith is a Competitor or a Competitor Affiliate, which Person (i) has been designated by Borrower as a “Disqualified Institution” by written notice to Administrative Agent (including by posting such notice to an Approved Electronic Platform) prior to such date and (ii) unless such Person is a REIT or Competitor Affiliate of a REIT, such determination by Borrower is acceptable to Administrative Agent, in its sole discretion, and (c) any Competitor Affiliate of any Person described in clause (a) or (b) to the extent such Competitor Affiliate is clearly identifiable solely on the basis of such Competitor Affiliate’s name; provided that (i) except for its review of the DQ List, neither Administrative Agent (except as provided in clause (b)(ii) above) nor any Lender shall have any obligation to carry out due diligence in order to identify such Competitor Affiliates and (ii) the DQ List shall be posted to all Lenders by Administrative Agent (and Administrative Agent, in its capacity as such, shall have the authority to do so), and Administrative Agent shall further have the express authority to provide the DQ List to each Lender requesting the same.
“Dollar”, “dollar” or “$” mean lawful money of the United States.
“DQ List” means a list of Disqualified Institutions provided to Administrative Agent by Administrative Borrower and any updates thereto from time to time. The initial DQ List shall be delivered to Administrative Agent not less than five (5) Business Days before the Closing Date. Upon the Closing Date, all Lenders are deemed (a) to have acknowledged such DQ List and (b) not to have objected to such DQ List.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)).
“Eligible Ground Lease” means a ground lease with respect to a Project executed by a Borrower or an Additional Borrower, as lessee (a) that has a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than twenty-five (25) years from the later of (i) the Closing Date, or (ii) the date the Project is included in the calculation of the Borrowing Base, provided that the remaining term can be less than twenty-five (25) years if there is an option to purchase and the amount of the option purchase price is either nominal or is deducted from the Current Borrowing Base Value of the applicable Borrowing Base Property; (b) that provides the lessee the right to mortgage and encumber its interest in the leased property without the consent of the lessor (or if consent is required, such consent has been obtained), and (c) that is a financeable lease by providing reasonable and customary protections for a leasehold mortgagee.
“Employee Benefit Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, maintained, sponsored by, or contributed to by any Borrower or any ERISA Affiliate, or with respect to which any Borrower or any ERISA Affiliate has any liability, and which is subject to Title IV of ERISA.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.
“Environmental Indemnity Agreement” means the Amended and Restated Environmental Indemnity Agreement of even date herewith, executed (or joined into pursuant to a Joinder Agreement) by Borrower and Guarantor in favor of Administrative Agent, for the benefit of the Lenders, as amended from time to time.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Environmental Report” means, individually and collectively, (a) with respect to each initial Borrowing Base Property, the “Phase I” environmental site assessment set forth on Schedule 1.01, and (b) with respect to each Project to be included in the Borrowing Base following the Closing Date, the “Phase I” and, if applicable, “Phase II” environmental site assessment included in the Project Information delivered to Administrative Agent with respect to such Project pursuant to Section 4.03 hereof.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Affiliate” means, in respect of any Person, any other Person in whom such first Person holds an Investment of less than fifty percent (50%) of the total equity ownership interests of such second Person, (a) which Investment is accounted for in the financial statements of such first Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, (b) which is not a Subsidiary of such first Person, (c) which is an Affiliate of such first Person, and (d) to the extent such other Person is obligated under non-recourse indebtedness, none of such first Person or any other member of the Consolidated Group has any liability, whether direct or contingent, as a borrower or guarantor (including, without limitation, pursuant to any non-recourse carve-out guaranty or completion guaranty).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal or not permitted under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s guaranty obligations with respect to the Swap Obligations of any Borrower) at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. Federal withholding Taxes imposed pursuant to FATCA.
“Existing Agreement” has the meaning assigned to such term in the Recitals.
“Existing Facility” has the meaning assigned to such term in the Recitals.

“Extended Maturity Date” has the meaning specified in Section 2.14(a).
“Extension Fee” has the meaning specified in Section 2.07(a).
“Extension Notice” has the meaning specified in Section 2.14(a)
“Facility” means the Commitments and the extensions of credit made thereunder in an aggregate amount not to exceed the Facility Amount.
“Facility Amount” means, as of any date, the sum of the aggregate Revolving Commitments and the Outstanding Amount of all Term Loans, as adjusted from time to time pursuant to the terms and conditions of this Agreement. On the Closing Date, the Facility Amount is Two Hundred Six Million Two Hundred Thirty Thousand and No/100 Dollars ($206,230,000.00).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCCR Relief Period” has the meaning specified in Section 6.20(c).
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as set forth on the NYFRB’s Website from time to time, and as published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined shall be less than zero (0), such rate shall be deemed to be zero (0) for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter” means, collectively, (a) the letter agreement, dated September 15, 2022, between CIM Urban Partners (on behalf of Borrower), and JPMorgan Chase Bank, N.A., and (b) the letter agreement, dated December 5, 2022, among CMCT, CIM Urban Partners and BofA Securities, Inc.
“FF&E” means Furniture, Fixtures & Equipment, as determined in accordance with GAAP.
“Financial Covenant Compliance Certificate” means a certificate substantially in the form of Exhibit D-2.
“Fixed Charges” means, for any period, Consolidated Debt Service.
“Flood Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, and all other Laws relating to flood insurance.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be zero (0).
“Foreign Lender” means a Lender that is not a U.S. Person.
“Franchise Documents” means, with respect to each Hotel Asset, the documents and agreements relating to the design and operation of such Hotel Asset as a hotel under the brand of the Approved Franchisor specified in such documents and agreements, as the same may be amended, restated or otherwise modified from time to time in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, subject to Section 1.03(b), generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means, with respect to a Person, the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), in each case, with competent jurisdiction over such Person.
“Gross Revenues” means, with respect to any Project, all revenues of any kind derived from owning or operating such real estate property determined in accordance with GAAP.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” or “Guarantors” means, individually and collectively, or as the context shall require, each and all of (a) CIM Urban Partners and (b) CMCT. Unless otherwise specified in this Agreement or the context shall otherwise require, the term “Guarantor” shall be deemed to be a reference to all of Guarantors collectively and each Guarantor individually.
“Guaranty” means the Amended and Restated Guaranty, dated as of the date hereof, made by the Guarantor in favor of the Creditor Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Hazardous Materials” means and includes (a) all hazardous and toxic substances, wastes or materials, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, urea formaldehyde insulation, radioactive materials, biological substances and any other kind and/or type of pollutants or contaminates (including, without limitation, asbestos and raw materials which include hazardous constituents), sewage sludge, industrial slag, solvents and/or any other similar substances, or materials which are included under or regulated by any Environmental Laws, (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto), and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical; provided, however, that “Hazardous Materials” shall not include (y) materials customarily used in the construction, renovation and demolition of buildings, or (z) cleaning materials, office products and other materials customarily used in the operation or maintenance of properties such as the Borrowing Base Property, to the extent such materials described in the preceding clauses (y) and (z) are stored, handled, used and disposed of in compliance with all Environmental Laws.
“Hedge Bank” means any Person in its capacity as a party to a Swap Agreement that, at the time it enters into a Swap Agreement not prohibited under this Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender); provided, in the case of a Lender Swap Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Lender Swap Agreement.
“Hotel Agreements” means, for each Hotel Asset, if applicable, the Franchise Documents, the Hotel Management Agreement and the other agreements relating to the opening and operation of such Hotel Asset.
“Hotel Asset” means a hotel Project (including associated parking lots and structures).
“Hotel Management Agreement” means any management agreement or operating agreement pursuant to which a Hotel Operator manages the operations of a Hotel Asset.
“Hotel Mortgageability Amount” means, on any date of determination, with respect to all Projects included in the Borrowing Base that are Hotel Assets, the maximum amount that provides (a) a debt yield equal to twelve percent (12%), where the debt yield calculation is based on the combined Net Operating Income attributable to all such Hotel Assets for the most recent Determination Date, and (b) a Debt Service Coverage Ratio equal to at least 1.60:1.00, where the Debt Service Coverage Ratio calculation is based on the combined Net Operating Income attributable to all such Hotel Assets for the most recent Determination Date.

“Hotel Operator” means an Approved Franchisor or an Affiliate of an Approved Franchisor engaged by a Borrower to manage the operations of a Hotel Asset owned by such Borrower or leased by such Borrower pursuant to an Eligible Ground Lease.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Agreement;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, either (i) not past due for more than ninety (90) days or (ii) being contested in good faith by appropriate proceedings diligently conducted);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien (other than a Lien for taxes not yet due and payable) on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    amount of any Capitalized Lease or Synthetic Lease Obligation as of any date;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than dividends) in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(h)    all Off-Balance Sheet Arrangements of such Person; and
(i)    all Guarantees of such Person in respect of any of the foregoing (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, guarantees of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group).
For all purposes hereof: (i) Indebtedness of any Person shall include such Person’s Ownership Share of the foregoing items and components attributable to Indebtedness (as set forth in clauses (a) through (g) above) of Investment Affiliates; (ii) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person; (iii) notwithstanding any of the foregoing, Indebtedness shall not include (1) current expenses, (2) intercompany liabilities which are expressly subordinated to the Obligations, (3) prepaid or deferred revenues arising in the ordinary course of business, including prepaid rent, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (5) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (6) security deposits, (7) artificial financing obligations treated as liability under GAAP related to sales of real estate accounted for under FASB ASC 360-20 under financing or deposit method, (8) artificial financing obligations treated as liability under GAAP related to sale leaseback transactions that do not meet the requirements to account for the sale leaseback under FASB ASC 840-40, and (9) the transferred guaranteed portion of a loan originated under the Small Business Administration 7(a) loan program that is accounted for in accordance with GAAP as a secured borrowing rather than a sale; (iv) the amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date; and (v) the amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower or Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Industrial/Multi-Family Asset” means an industrial, warehouse, distribution and/or multi-family Project.
“Industrial/Multi-Family Mortgageability Amount” means, on any date of determination, with respect to all Projects included in the Borrowing Base that are Industrial/Multi-Family Assets, the maximum amount that provides (a) a debt yield equal to eight and one-half of one percent (8.5%), where the debt yield calculation is based on the combined Net Operating Income attributable to all such Projects for the most recent Determination Date, and (b) a Debt Service Coverage Ratio equal to at least 1.15:1.00, where the Debt Service Coverage Ratio calculation is based on the combined Net Operating Income attributable to all such Industrial/Multi-Family Projects for the most recent Determination Date.
“Ineligible Project” has the meaning specified in Section 4.04(a).
“Information” has the meaning specified in Section 10.07.
“Initial Borrowers” has the meaning specified in the introductory paragraph hereto.
“Initial Maturity Date” means December 16, 2025.
“Interest Payment Date” means (a) with respect to any ABR Loan, the fifth (5th) day of each calendar month, and the Maturity Date, and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part, and the Maturity Date.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) or three (3) months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no tenor that has been removed from this definition pursuant to Section 3.02(e) shall be available for specification in such Borrowing Notice. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance, other extension of credit or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person or (d) the purchase, acquisition or other investment in any real property or real property-related assets (including, without limitation, mortgage loans and other real estate-related debt investments, investments in land holdings, and costs to construct real property assets under development). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Affiliate” means, in respect of any Person, any other Person in whom such first Person holds an Investment in excess of ten percent (10%) of the total equity ownership interests of such second Person, (a) which Investment is accounted for in the financial statements of such first Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, (b) which is not a Subsidiary of such first Person, and (c) which is an Affiliate of such first Person. Notwithstanding the foregoing, no Excluded Affiliate shall constitute an Investment Affiliate.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit F attached hereto and made a part hereof, executed by an Additional Borrower in favor of Administrative Agent for itself and the Lenders, and any amendments, supplements and other modifications thereto.
“JPMC” means JPMorgan Chase Bank, N.A., a national banking association, and its successors.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means any lease or other agreement for the use and occupancy of all or any portion of any Borrowing Base Property, whether now in existence or hereafter arising, excluding Eligible Ground Leases.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Revolving Lenders and the Term Lenders.
“Lender Swap Agreement” means any Swap Agreement not prohibited by this Agreement that is entered into by and between any Borrower and any Hedge Bank.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing Borrower and Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Lessee” means a tenant under a Lease.
“Lien” or “Encumbrance” and “Liens and Encumbrances” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, a precautionary filing in respect of an operating lease shall not constitute a Lien.
“Loan” means an extension of credit by a Lender to Borrower in the form of a Revolving Loan or a Term Loan.
“Loan Documents” means this Agreement, each Note, the Guaranty, the Environmental Indemnity, the Security Instruments, each Joinder Agreement, the Assignment and Subordinations of Management Agreement, the Fee Letter, and such other documents evidencing, securing or pertaining to the Loans as shall, from time to time, be executed and/or delivered by any Borrower, any Guarantor, or any other party to Administrative Agent pursuant to this Agreement or any other Loan Document (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time).
“Loan Parties” means, collectively, each Borrower and each Guarantor.
“Major Lease” means any Lease demising more than twenty-five percent (25%) of the net rentable area of the applicable Borrowing Base Property.
“Management Fees” means, with respect to each Project for any period, an amount equal to the greater of (a) actual management, advisory or similar fees payable with respect thereto and (b) three percent (3%) per annum of the Gross Revenues, adjusted to eliminate the straight lining of rents and the impact of non-cash adjustments of above and below market lease amortization, and lease incentive amortization, derived from the operation of such Project.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any default or event of default, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which the Loans are scheduled to be due and payable in full; provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Mandatorily Redeemable Stock; provided further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of any Guarantor or its subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Materially Redeemable Stock solely because they may be required to be repurchased by such Guarantor in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Mandatorily Redeemable Stock shall not be deemed to be Mandatorily Redeemable Stock.
“Material Adverse Effect” means (a) a material adverse effect on the operations, business, assets, liabilities (actual or contingent) or financial condition of any Loan Party; (b) a material adverse effect on the rights and remedies of Administrative Agent or any Lender (but not due to the specific circumstances of such Lender) under any Loan Document, or of the ability of any Borrower or Guarantor, to perform their respective obligations under any Loan Document; and (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the determination of any actual or prospective Material Adverse Effect shall be made without reference to any Project that is an Ineligible Project at the time of such determination.
“Maturity Date” means the Initial Maturity Date unless the maturity is extended pursuant to Section 2.14, then the Extended Maturity Date; provided, however, that, in every case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Measurement Period” means, as of any date, the four Quarterly Periods ending on or next preceding such date.
“Minimum Property Condition” means, as of any date of determination that, (a) there are at least five (5) Borrowing Base Properties and (b) the aggregate Current Borrowing Base Value of such Borrowing Base Properties is at least equal to Three Hundred Million and No/100 ($300,000,000.00).
“Net Casualty Proceeds” has the meaning specified in Section 6.16(g)(ii).
“Net Condemnation Proceeds” has the meaning specified in Section 6.17.
“Net Operating Income” means, with respect to any Project as of any applicable Determination Date, (a) Total Revenues for such Project for the three (3) month period ended on such Determination Date, annualized (provided, however, with respect to Hotel Assets, if the quarterly occupancy rate for such Hotel Asset is greater than fifty percent (50%) for the three (3) month period ended on such Determination Date, “Total Revenues” for the purposes of calculating Net Operating Income for such Hotel asset will be based on the twelve month period ended on such Determination Date), minus (b) the sum of (i) all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for the twelve (12) month period ending on the applicable

Determination Date, including, without limitation, amounts accrued for the payment of real estate taxes and property insurance premiums, but excluding any general and administrative expenses related to the operation of each Borrower and Additional Borrower, any interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs and (ii) Management Fees for such twelve (12) month period, minus (c) the applicable Capital Expenditure Reserve; provided, however, that notwithstanding anything to the contrary contained in the foregoing, Net Operating Income shall be calculated net of non-cash operating items such as below-market lease assets and liabilities and other non-cash items, and the amortization of acquired in place lease valuations; and provided further, however, that (x) if such Project has been owned by the applicable Borrower or Additional Borrower, for less than twelve (12) months, the amount included in the calculation of Net Operating Income for such Project under clause (b) above will be based upon the most recently ended Quarterly Period multiplied by four (4); (y) if the Project has been owned by the applicable Borrower or Additional Borrower for twelve (12) months or more but has not generated property rental and other income for four (4) complete fiscal quarters, the amount included in the calculation of Net Operating Income for such Project under clause (b) above will be as specified in clause (b), but on an annualized basis, provided, that once such Project has generated property rental and other income for four (4) complete fiscal quarters, it is agreed that the amount included in the calculation of Net Operating Income for such Project under clause (b) above will be as specified in clause (b) for the above-described four (4) consecutive fiscal quarters most recently ended; and (z) to the extent such Project is not owned or operated for one complete fiscal quarter, the calculation of Net Operating Income for the applicable Determination Date shall be such Project’s appraised Net Operating Income for an entire twelve (12)-month period, as reasonably calculated and suggested by Borrower and approved by Administrative Agent in its reasonable discretion. To the extent Net Operating Income would be less than zero (0) for any period, Net Operating Income shall be deemed to be zero (0) for such period.
“New Term Loan” has the meaning specified in Section 2.12(a).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a Revolving Note or a Term Note.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by Administrative Agent from a federal funds broker of recognized standing selected by it; provided further, that if any of the aforesaid rates shall, as so determined, be less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means (a) all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other indebtedness, liabilities, or obligations of Borrower to the Lenders or to any Lender, Administrative Agent or any indemnified party arising under the Loan Documents, (b) all obligations arising under Lender Swap Agreements with respect to any Borrower, and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the documented and out of pocket fees, charges and disbursements of outside counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that the Obligations of a Borrower shall exclude any Excluded Swap Obligations with respect to such Borrower.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with CIM Urban Partners is a party, under which CIM Urban Partners has:
(a)any obligation under a guarantee contract that has any of the characteristics identified in FASB ASC 460-10-15-4;
(b)a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets
(c)any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the Borrower’s own stock and classified in stockholders’ equity in the Borrower’s statement of financial position, as described in FASB ASC 815-10-15-74; or
(d)any obligation, including a contingent obligation, arising out of a variable interest (as defined in the FASB ASC Master Glossary) in an unconsolidated entity that is held by, and material to, the Borrower, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Borrower or its Subsidiaries.
“Office/Retail/Flex/Parking Mortgageability Amount” means, on any date of determination, with respect to all Projects included in the Borrowing Base for (i) office, retail, and flex office/industrial assets (including associated parking lots and structures), and (ii) standalone parking assets, the maximum amount that provides (a) a debt yield equal to ten percent (10%), where the debt yield calculation is based on the combined Net Operating Income attributable to all such Projects for the most recent Determination Date, and (b) a Debt Service Coverage Ratio equal to at least 1.35:1.00, where the Debt Service Coverage Ratio calculation is based on the combined Net Operating Income attributable to all such Projects for the most recent Determination Date.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.05).
“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, as the case may be, occurring on such date; and (b) with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to the borrowings and prepayments or repayments of Term Loans, as the case may be, occurring on such date.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.–managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Ownership Share” means, with respect to any Investment Affiliate of a member of the Consolidated Group as of any date of determination, such member of the Consolidated Group’s pro rata share of the liabilities or assets, as the case may be, of such Investment Affiliate determined in accordance with GAAP, which shall be calculated as the greater of (a) such member of the Consolidated Group’s direct or indirect nominal capital ownership interest in such Investment Affiliate as set forth in the Organization Documents of such Investment Affiliate, and (b) such member of the Consolidated Group’s direct or indirect economic ownership interest in such Investment Affiliate reflecting such member of the Consolidated Group’s current allocable share of income and expenses of such Investment Affiliate, in each case as of such date.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Permits” means all governmental permits, licenses, certificates and approvals now or hereafter issued or assigned to Borrower for the ownership, construction and/or operation of the Borrowing Base Property.

“Permitted Encumbrances” means:
(a)    Liens pursuant to any Loan Document (including, without limitation, the Security Instruments);
(b)    easements, zoning restrictions, covenants, rights of way, reservations, encroachments, licenses and similar restrictions or encumbrances on real property (i) imposed by law or (ii) arising in the ordinary course of business or (iii) that are reasonably necessary for the operation, construction, development or maintenance of such real property, which, in any such case, do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the applicable Borrower;
(c)    mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not yet overdue for a period of more than thirty (30) days or are being contested in good faith and, if applicable, by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(d)    Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to the Administrative Agent have been provided;
(e)    Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to the Administrative Agent have been provided;
(f)    Leases and any interest of a lessee of a Project under any Lease;
(g)    Eligible Ground Leases and rights of lessors under any Eligible Ground Lease;
(h)    Liens and other matters disclosed in (i) any Title Policy, or (ii) in any survey consented to by Administrative Agent;
(i)    subordination, non-disturbance and attornment agreements executed by Administrative Agent with respect to any Lease;
(j)     memoranda of Eligible Ground Leases and Leases;
(k)    Liens on the fee interest in any Borrowing Base Property leased by Borrower pursuant to an Eligible Ground Lease; provided, that, in each case, such Liens are subordinate to such Eligible Ground Lease and subject to the Lien granted to Administrative Agent pursuant to the applicable Security Instrument;
(l)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(k);

(m)    other Liens consented to by the Required Lenders in writing from time to time and subject to such requirements as the Required Lenders may reasonably impose; and
(n)    contractual obligations arising under any purchase and sale agreement in connection with a transaction anticipated to be expressly permitted by the terms of this Agreement.
“Permitted Indebtedness” means, with respect to each Borrower, (i) unsecured trade payables or accounts payable incurred in the ordinary course of its business, (ii) any Borrowings hereunder, (iii) Swap Obligations, (iv) other customary indebtedness not for borrowed money, provided, however, that the amount of outstanding indebtedness under this clause (iv) shall not at any one time exceed Two Million and No/100 Dollars ($2,000,000.00), (v) unsecured indebtedness incurred in the ordinary course of operating the any Project for financing equipment and other personal property used on the premises of such Project, provided, however, that the amount of outstanding indebtedness under this clause (v) shall not at any one time exceed Four Million and No/100 Dollars ($4,000,000.00), (vi) costs and expenses with respect to capital expenditure obligations in respect of the Borrowing Base Properties, including amounts incurred under any construction, architectural and related agreements with respect to capital improvements, (vii) insurance premiums, (viii) claims and obligations that are covered by insurance and with respect to which the applicable insurer has not denied coverage, (ix) costs and expenses with respect to the performance of obligations under and arising under the terms of the Project Documents and any other Permitted Encumbrances, including Leases, (x) costs and expenses which are being contested in accordance with the Loan Documents, and (xi) non-delinquent management fees owing to the property manager under the property management agreement.
“Permitted Transfers” shall refer to the following:
(a)    sales, exchanges, conveyances, assignments and/or transfers of any direct or indirect ownership interest in Borrower, so long as, after giving effect thereto, one or more entities Controlled by Guarantor or CIM Group separately or in the aggregate, continue(s) to (i) own, directly or indirectly, not less fifty-one percent (51%) of the ownership interests in each Borrower and (ii) Control Borrower; and
(b)    any pledge, encumbrance or mortgage of any direct or indirect ownership interest in Borrower, so long as any transfer of any such direct or indirect ownership interest in Borrower pursuant to the enforcement of such pledge, encumbrance or mortgage, as the case may be, would satisfy the requirements of clause (a) above;
provided, however, after giving effect to any of the foregoing, (x) no Change of Control shall occur, (y) in no event shall any Sanctioned Person own any direct or indirect ownership interest in Borrower or Guarantor, and (z) if the transferee in any transfer described above owns, directly or indirectly, on an aggregate basis, less than ten percent (10%) of the ownership interest in Borrower or Guarantor immediately prior to such transfer and, after giving effect to such transfer, will hold ten percent (10%) or more of the ownership interest in Borrower or Guarantor, Borrower shall provide to Administrative Agent (1) notice of each such transfer within ten (10) days after the consummation thereof, and (2) all such information with respect to the applicable transferee(s) as Administrative Agent may reasonably request under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, within ten (10) days after Administrative Agent’s request therefor.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, permitted joint venture, Governmental Authority or other entity of whatever nature, whether public or private.
“Plan Asset Regulations” means 29 C.F.R. 2510.3-101 et seq. as modified by Section 3(42) of ERISA, as amended from time to time.
“Preliminary Project Information” means the following information and other items with respect to any Project which a Borrower or Additional Borrower is requesting that the Required Lenders approve for admittance into the Borrowing Base, in form and substance reasonably satisfactory to the Required Lenders:
(a)    all documents and agreements relating to the acquisition of such Project by a Borrower or an Additional Borrower, including, without limitation, the terms and conditions of any proposed leaseback of such Project;
(b)    copies of any existing leases of space covering any portion of such Project; and
(c)    such other information, documents and materials with respect to such Project as Administrative Agent may reasonably request.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Project” means any hotel, office, industrial, retail, multi-family or flex real estate asset directly owned by any Borrower and located in the continental United States. For purposes hereof and of the Loan Documents, “owned” shall mean any real estate asset owned in fee or leased by any such Person, or any combination thereof.
“Project Documents” means any material agreement relating to the leasing, financing, development or operation of the Borrowing Base Property to which Borrower is a party or beneficiary, whether now existing or hereafter arising, but excluding any agreement that (a) is terminable on not more than sixty (60) days’ notice without the payment of any termination fee or penalty, or (b) is not binding upon Administrative Agent, any Lender or any successor ground tenant of the applicable Borrowing Base Property in the event that all or any portion of such Borrowing Base Property is foreclosed upon or is conveyed by an assignment in lieu of foreclosure; provided, however, that Project Documents shall not include the Loan Documents, any Swap Agreement, the Leases or any Eligible Ground Lease.
“Project Information” means the following information and other items with respect to each Project, in form and substance reasonably satisfactory to Administrative Agent:
(a)    a duly executed Security Instrument for such Project, together with a financing statement with respect to all personal property related to such Project, pursuant to which the applicable Borrower or Additional Borrower of such Project shall grant to the Administrative Agent a first-priority Lien on such Project and related personal property;

(b)    if such Project is owned by an Additional Borrower, (i) a duly executed Joinder Agreement executed by such Additional Borrower, each other Borrower and Guarantor, and (ii) all documentation and other information concerning such Additional Borrower that Administrative Agent or any Lender may reasonably request in order to comply with their obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;
        (c)    a Current Borrowing Base Appraisal of such Project;
(d)    a Title Policy for such Project;
(e)    a “Phase I” and, if applicable, “Phase II” environmental site assessment (as reasonably required by Administrative Agent) for such Project, dated as of a recent date, prepared by a qualified firm selected by the applicable Borrower and reasonably acceptable to Administrative Agent, indicating, among other things, that such Project does not contain any Hazardous Materials in violation of, or requiring investigation or remediation under, any Environmental Law;
(f)    a property condition assessment for such Project;
(g)    evidence indicating whether any improvements or any part thereof located on such Project are or will be located within a one hundred year flood plain or other area identified by Administrative Agent as having high or moderate risk of flooding or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, and, if so, a flood notification form signed by the applicable Borrower or Additional Borrower that owns or ground leases such Project and evidence that the flood insurance required under clause (h) below is in place for such improvements and contents, if applicable, all in form, substance and amount reasonably satisfactory to Administrative Agent and the Lenders;
(h)    evidence confirming that such Project is zoned to permit the operation of the business as currently operated on such Project;
(i)    certificates of insurance (or, if applicable, copies of policies) and loss payable endorsements for all Required Insurance Policies, showing the same to be in full force and effect with respect to the such Project;
(j)    an ALTA survey of such Project certified in a manner reasonably acceptable to Administrative Agent;
(k)    a copy of the property management agreement, if any, relating to such Project, together with an Assignment and Subordination of Management Agreement with respect thereto, upon Administrative Agent’s request;
(l)    a favorable opinion of counsel to Borrower or Additional Borrower that owns or ground leases such Project, addressed to Administrative Agent and each Lender, as to such customary matters covered in borrower’s counsel’s opinions for mortgage financings concerning the applicable Borrower or Additional Borrower that owns or ground leases such Project, the Liens granted in favor of Administrative Agent pursuant to clause (a) above and such other matters as Administrative Agent may reasonably request;
(m)    copies of leases and rent rolls for the Project certified by the applicable Borrower as accurate and complete;

(n)    with respect to any Project subject to an Eligible Ground Lease, an estoppel certificate and agreement from the ground lessor thereunder, in form and substance reasonably acceptable to Administrative Agent;
(o)    with respect to each Project that is a Hotel Asset, (i) a true and correct copy of all Hotel Agreements, (ii) a comfort letter or subordination agreement in form and substance reasonably satisfactory to Administrative Agent, executed by the applicable Approved Franchisor or Hotel Operator, as the case may be, in favor of Administrative Agent, and (iii) the list, if any, of material furniture, fixtures and equipment included in the Current Borrowing Base Appraisal for such Project; and
(p)    such other information, documents and materials with respect to such Project as Administrative Agent may reasonably request and are customarily provided to mortgage lenders in the jurisdiction where such Project is locate.
“Property Improvement Plan” means any property improvement plan implemented with respect to any Borrowing Base Property that is a Hotel Asset pursuant to the terms of any Hotel Agreements.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.01.
“Purchase Price” means, with respect to any Project or Real Estate Asset, the contractual purchase price paid by the applicable Borrower or Additional Borrower (or, in the case of a Real Estate Asset, the applicable member of the Consolidated Group or Investment Affiliate) for the acquisition of such Project or Real Estate Asset from a third party that is not an affiliate of Guarantor.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 10.23.
“Quarterly Period” means, on any date of determination, the most recently-ended three (3) calendar month period for which Borrower has provided the financial information required under Section 6.01(b) of this Agreement.
“Real Estate Asset” means any real estate asset directly owned by any member of the Consolidated Group or any Investment Affiliate. For purposes hereof and of the Loan Documents, “owned” shall mean any real estate asset owned in fee or leased by any such Person, or any combination thereof.
“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party.
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is Daily Simple SOFR, then four (4) U.S. Government Securities Business Days prior to such setting, or (c) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 10.06(c).
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.
“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under the provisions of Section 856 et seq. of the Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, auditors (including internal auditors), attorneys and representatives of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.
“Release Notice” has the meaning specified in Section 6.13(a)(i).
“Relevant Governmental Body” means the Federal Reserve Board, the NYFRB and/or the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Required Insurance Policies” means, with respect to each Borrowing Base Property, (a) (i) property insurance with respect to each insurable Borrowing Base Property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in “Special Form” (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as Administrative Agent may reasonably require, in an amount not less than one hundred percent (100%) of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent the Borrower or Additional Borrower that owns or ground leases such Borrowing Base Property and Administrative Agent from becoming a coinsurer and (ii) from and during any construction on any Borrowing Base Property, such applicable insurance to be in “builder’s risk” completed value (non reporting) form; (b) if at any time, the improvements, or any part thereof, located on such Borrowing Base Property lies within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency (FEMA), a one hundred year flood plain or other area identified by the Administrative Agent as having a high or moderate risk of flooding, a flood insurance policy or policies (whether or not coverage is available from the National Flood Insurance Program and whether or not required by the Flood Laws), in form and substance acceptable to the Administrative Agent and Lenders covering the improvements and contents that lie within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency (FEMA), a one hundred year flood plain or other area identified by the Administrative Agent as having a high or moderate risk of flooding (to the extent the contents then secure the Facility) located on such Borrowing Base Property and are within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency (FEMA), a one hundred year flood plain or other area identified by the Administrative Agent as having a high or moderate risk of flooding, for the duration of the Facility in an amount at least equal to the full insurable value on a replacement cost basis

(without deduction for depreciation) of the improvements and contents, if applicable, located on such Borrowing Base Property, or the Facility Amount, whichever is less; (c) general liability insurance, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, for the benefit of the Borrower or Additional Borrower that owns or ground leases such Borrowing Base Property as named insured and the Administrative Agent as additional insured; (d) umbrella/excess liability in excess of commercial general liability, automobile liability and employers’ liability coverages which is at least as broad as these underlying policies with a limit of liability of Ten Million and No/100 Dollars ($10,000,000.00)); (e) statutory workers’ compensation insurance with respect to any work on or about the Borrowing Base Property (including employer’s liability insurance, if required by the Administrative Agent), covering all employees of the Borrower or Additional Borrower that owns or ground leases such Borrowing Base Property and any contractor; (f) if there is a general contractor, commercial general liability insurance, including products and completed operations coverage, and in other respects similar to that described in clause (c) above, for the benefit of the general contractor as named insured and the Borrower or Additional Borrower that owns or ground leases such Borrowing Base Property and the Administrative Agent as additional insureds, in addition to statutory workers’ compensation insurance with respect to any work on or about the Borrowing Base Property (including employer’s liability insurance, if required by the Administrative Agent), covering all employees of the general contractor and any contractor; and (g) such other insurance on the Borrowing Base Property and endorsements as may from time to time be reasonably required by Administrative Agent and that is customary for similarly situated properties (including soft cost coverage, automobile liability insurance, business interruption insurance or delayed rental insurance, boiler and machinery insurance, earthquake insurance, wind insurance, volcano insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated in the same jurisdiction, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements. Notwithstanding any provisions to the contrary contained herein, “Required Insurance Policies” may contain customary and commercially reasonable deductibles.
“Required Lenders” means, as of any date of determination, Lenders having greater than fifty percent (50%) (or, for purposes of the requirement for Required Lender approval of the inclusion of any Project as a Borrowing Base Property pursuant to Section 4.03(b) only, sixty-six and two-thirds percent (66.66%)) of the sum of (a) the aggregate Revolving Commitments then in effect or, if the aggregate Revolving Commitments have been terminated pursuant to Section 2.04 or Section 8.02, the Total Revolving Outstandings, and (b) the Outstanding Amount of the Term Loans then outstanding; provided that (y) the Commitment of, and the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (z) at all times when two (2) or more Lenders are party to this Agreement, the term “Required Lenders” shall require at least two (2) Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Loan Party or of any general partner, member or manager thereof, as applicable, and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party or of any general partner, member or manager thereof, as applicable, so designated by any of the foregoing officers in a notice to Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such

Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Without limiting the generality of the foregoing, any document delivered by Administrative Borrower hereunder that is signed by a Responsible Officer of Administrative Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of each Borrower and such Responsible Officer of Administrative Borrower shall be conclusively presumed to have acted on behalf of each Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Revolver Unused Amount” has the meaning specified in Section 2.07(b).
“Revolver Unused Fee” has the meaning specified in Section 2.07(b).
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01(b) and/or, if applicable, Section 2.12.
“Revolving Commitment” means, as to each Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01(b) or Section 2.12, as applicable, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder. On the Closing Date, the Revolving Facility is One Hundred Fifty Million and No/100 Dollars ($150,000,000.00).
“Revolving Lender” means each Lender who has a Revolving Commitment greater than zero (0).
“Revolving Loan” means an extension of credit by a Revolving Lender to Borrower under Article II in the form of a Revolving Loan.
“Revolving Note” means a promissory note made by Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit C-1.
“Sanction(s)” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Sanctioned Country” means, at any time, any country or territory to the extent that such country or territory itself, or its government, is the subject or target of any Sanctions (at the time of this Agreement, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Single Asset Entity” means a Person that (a) is a limited liability company or limited partnership (or other corporate form reasonably acceptable to Administrative Agent) organized in the United States and (i) is at least fifty-one percent (51%) owned and (ii) is Controlled, in each case directly or indirectly, by Guarantor, (b) only owns or ground leases pursuant to an Eligible Ground Lease a Project and/or cash or Cash Equivalents and other assets of nominal value incidental to such Person’s ownership of such Project; (c) is engaged only in the business of owning, developing and/or leasing such Project; (d) receives substantially all of its gross revenues from such Project, (e) owes no Indebtedness (other than Permitted Indebtedness) to any Person, other than Administrative Agent and Lenders pursuant to the Loan Documents; (f) is not a Sanctioned Person and no portion of the ownership interest in such Person is owned, directly or indirectly, by a Sanctioned Person, and (g) has provided to Administrative Agent all information as Administrative Agent may reasonably request in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and Administrative Agent shall have satisfactorily completed its “know your customer” review.
“Security Instrument” means (a) with respect to the Initial Borrowers, the Security Instruments set forth on Schedule 1.01, and (b) with respect to each Project to be included in the Borrowing Base following the Closing Date, a deed of trust, mortgage or deed to secure debt, to be dated as of the effective date of the inclusion of such Project in the Borrowing Base, made by the applicable Borrower for the benefit of Administrative Agent, in the form of the initial Security Instruments delivered as of the Closing Date (or such other form as may be reasonably acceptable to Administrative Agent and the applicable Borrower), subject to customary requirements of the jurisdiction in which the applicable Project is located and reasonably acceptable to Administrative Agent, as each of the same may be amended, restated, supplemented or otherwise modified from time to time. Unless otherwise specified in this Agreement or the context shall otherwise require, the term “Security Instrument” shall be deemed to be a reference to all of the Security Instruments collectively and each Security Instrument individually.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Guarantor.
“Supported QFC” has the meaning specified in Section 10.23.
“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided further that for any of the foregoing to be included as a “Lender Swap Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Designation Notice to the Administrative Agent prior to such date of determination.
“Swap Obligations” means, with respect to any Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in Swap Agreements (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

“TAV Current Appraisal” means, for each Real Estate Asset, a full appraisal report setting forth the “as is” appraised value of such Real Estate Asset, which appraisal shall be (a) prepared by a third party appraisal firm selected by Guarantor or the owner of such Real Estate Asset, and (b) dated as of a date that is no more than twelve (12) months prior to the applicable Total Asset Value calculation date.
“TAV Current Value” means, as at any date of determination:
(e)with respect to any Real Estate Asset for which there is a TAV Current Appraisal, the “as is” appraised value of such Real Estate Asset as set forth in such TAV Current Appraisal plus undepreciated capital expenditures since the date of determination in such TAV Current Appraisal; and
(b)     with respect to any Real Estate Asset for which there is no TAV Current Appraisal, (i) if such Real Estate Asset has been owned or ground leased by a member of the Consolidated Group or an Investment Affiliate for less than twelve (12) months, the Purchase Price plus undepreciated capital expenditures for such Real Estate Asset since the date of acquisition thereof, or (ii) if such Real Estate Asset has been owned or ground leased by a member of the Consolidated Group or an Investment Affiliate for at least twelve (12) months, zero (0).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenant Monetary Default” means (a) a default by any Lessee in the payment of scheduled rent under its Lease which continues for a period of sixty (60) days beyond any applicable grace or cure period, or (b) the filing of any petition or the commencement of any case or proceeding by or against any Lessee under any Debtor Relief Laws.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Term Benchmark Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01(c) and/or, if applicable, Section 2.12.
“Term Commitment” means, as to each Lender, its obligation to make Term Loans or New Term Loans to the Borrower pursuant to Section 2.01(c) and/or, if applicable, Section 2.12, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term Facility” means the Term Commitments and the extensions of credit made thereunder. On the Closing Date, the Term Facility is Fifty-Six Million Two Hundred Thirty Thousand and No/100 Dollars ($56,230,000.00).
“Term Lender” means each Lender with outstanding Term Loans.

“Term Loan” means an extension of credit by a Term Lender to the Borrower under Section 2.01(c) and/or, if applicable, Section 2.12, including, without limitation, any New Term Loans made by such Term Lender.
“Term Note” means a promissory note made by Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit C-2.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“TI/LC Holdback” has the meaning set forth in the definition of the term “Borrowing Base.”
“TI/LC Obligations” means all tenant improvement obligations, tenant improvement allowances, leasing commissions and similar concessions which are the unfunded obligations of any Borrower arising pursuant to any Leases; provided, however, that if the tenant under any Lease does not have (pursuant to such Lease or applicable Law) or has waived any right of offset or claim against Administrative Agent, Lenders and any successor landlord with respect to all such tenant improvement obligations, tenant improvement allowances and similar concessions pursuant to a subordination, non-disturbance and attornment agreement executed by such tenant and Administrative Agent, then all such tenant improvement obligations, tenant improvement allowances and similar concessions arising pursuant to or in connection with such Lease shall be excluded from the calculation of the “TI/LC Obligations.”
“Title Company” means First American Title Insurance Company.
“Title Policy” means, with respect to each Borrowing Base Property, a Loan Policy of Title Insurance (including reasonably required endorsements) in form and substance reasonably satisfactory to Administrative Agent issued by Title Company.
“Total Asset Value” means, as of any date, the sum of (without duplication): (a) the TAV Current Value of all Real Estate Assets owned by any member of the Consolidated Group, plus (b) the Consolidated Group Pro Rata Share of the TAV Current Value of Real Estate Assets owned by Investment Affiliates, plus (c) Unrestricted Cash and Cash Equivalents owned by the Consolidated Group as of the end of the most recently ended fiscal quarter, plus (d) the applicable Consolidated Group Pro Rata Share of Unrestricted Cash and Cash Equivalents owned directly or indirectly by any Guarantor through an Investment Affiliate, plus (e)

Investments in Debt Instruments (based on current book value) of any member of the Consolidated Group, plus (f) an amount equal to the Consolidated Group Pro Rata Share of Investments in Debt Instruments (based on current book value) owned by Investment Affiliates.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Total Revenues” means, as of any calculation period with respect to any Project, the sum (without duplication) of the following: (a) the property rental and other income derived from the operation of such Project, including proceeds of rent loss and business interruption insurance received by applicable Borrower or Additional Borrower that owns or ground leases such Project, plus (b) the property rental revenue scheduled to be paid, together with the reimbursement revenue reasonably estimated to be paid, to Borrower based on the annualized starting rent as of the first full month of rent commencement under (i) leases (A) approved or deemed approved from lessees scheduled to commence within ninety (90) days after such Determination Date, and (B) pursuant to which the total amount of free rent remaining under the applicable lease does not exceed one (1) month for each year of the initial term of the lease, and (ii) leases approved or deemed approved which have commenced and are in free rent periods, so long as the total amount of remaining free rent under the applicable lease does not exceed one (1) month for each year of the initial term of the lease, all as reasonably determined by Administrative Agent. Total Revenues as of any Determination Date will be adjusted to exclude (1) revenue received under leases under which a Tenant Monetary Default has occurred and is continuing as of such Determination Date, (2) revenue received under leases that will terminate or expire within ninety (90) days after such Determination Date, whether because of the expiration of the lease term without proper exercise by the lessee of an available extension option, the exercise by the lessee of a termination option, or otherwise, unless the applicable tenant has delivered to Borrower or Additional Borrower, as applicable, a written renewal notice with respect to such lease or an executed a letter of intent for the renewal of the such lease, (3) revenue received under leases subject to payment deferral arrangements exceeding ninety (90) days, (4) lease termination payments, (5) prepaid rents and revenues and security deposits, except to the extent applied in satisfaction of tenants’ obligations for rent (as determined in accordance with GAAP), (6) straight lining of rents, (7) insurance proceeds (other than business loss insurance proceeds) and condemnation awards and other extraordinary items of income, and (8) all rental and other income, if any, collected during the applicable calculation period with respect to the space covered by any prior lease. Total Revenues will be adjusted to add back any free rent during the applicable period of determination so long as the total amount of free rent remaining under the applicable lease does not exceed one (1) month for each year of the initial term of the lease.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans.
“Transfer” means any sale, installment sale, exchange, mortgage, pledge, hypothecation, assignment, encumbrance or other transfer, conveyance or disposition, whether voluntary, involuntary or by operation of law or otherwise.
“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Alternate Base Rate or the Adjusted Daily Simple SOFR.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook

(as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged for the benefit of any party (whether a creditor, seller or otherwise) (other than Liens pursuant to any Loan Document (including, without limitation, the Security Instruments) and customary liens on any deposit account in favor of the applicable depository bank) having a claim (whether liquidated or not) against a member of the Consolidated Group, to be valued, for purposes hereof and of the Loan Documents, at one hundred percent (100%) of its then-current book value, as determined under GAAP.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning specified in Section 10.23.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
10.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, interpreting or re-codifying such law and any successor statute to such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).
10.03Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that which are used in preparing the financial statements delivered to Administrative Agent by Initial Borrowers prior to the Closing Date, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825 (or any other Financial Accounting Standard or Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Loan Parties at “fair value,” as defined therein and (ii) except to the extent elected otherwise by Borrower to Administrative Agent, any change in accounting for leases pursuant to GAAP, including those resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842).
(b)Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
10.04Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
10.05Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
10.06Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.02(b) provides a mechanism for determining an alternative rate of interest. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
10.07Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II THE COMMITMENTS AND BORROWINGS
10.01Commitments.

(a)Existing Agreement. Borrower hereby agrees and acknowledges that, as of the Closing Date, all commitments under the Existing Agreement of any Lender that is not a Lender party to this Agreement have been terminated and are no longer available for disbursement. Amounts prepaid or repaid under the Existing Agreement to any lender that is not a Lender party to this Agreement may not be reborrowed.
(b)Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.12, each Revolving Lender severally and not jointly agrees to make Revolving Loans denominated in Dollars to Borrower during the Availability Period, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Revolving Commitment; provided, however, that, (i) after giving effect to any Borrowing, (A) the Total Outstandings shall not exceed the lesser of the Facility Amount and the Borrowing Base then in effect, and (B) the aggregate Outstanding Amount of the Loans of any Lender shall not exceed such Lender’s Commitment, and (ii) Revolving Loans funded from the TI/LC Holdback shall be made solely to pay or reimburse TI/LC Obligations (and associated costs and expenses, including legal fees), and Lenders shall have no obligation to make any Revolving Loans funded from the TI/LC Holdback for any other purpose. Each Borrowing of Revolving Loans that are to be (i) ABR Loans shall be in an aggregate minimum amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), or a whole multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) in excess thereof, and (ii) Term Benchmark Loans shall be in an aggregate minimum amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), or a whole multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) in excess thereof; provided that, a Borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, Borrower may borrow, repay and reborrow Revolving Loans. Upon the expiration of the Availability Period, the commitments of the Revolving Lenders to make Revolving Loans shall irrevocably cease.
(c)Term Loans. Subject to the terms and conditions hereof, on the Closing Date, each Term Lender severally and not jointly agrees to make a Term Loan denominated in Dollars to the Borrower in the aggregate principal amount equal to the amount of such Lender’s Term Commitment. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.
(d)Restricted Payments. For the avoidance of doubt, subject to the limitations set forth in Section 6.11 and 6.21(c) below, Borrower may use the proceeds of the Loans to make Restricted Payments.
10.02Borrowings, Conversions and Continuations.
(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by (A) telephone or (B) a Borrowing Notice; provided that any telephone notice must be confirmed immediately by delivery to Administrative Agent of a Borrowing Notice. Each such Borrowing Notice must be received by Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days (or such shorter period as shall have been agreed to by Administrative Agent and the Lenders) prior to the requested date of any Borrowing of, conversion to or continuation of Term Benchmark Loans, and (ii) on the requested date of any Borrowing of ABR Loans. Each Borrowing Notice shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Borrowing Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, ABR Loans. Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)Following receipt of a Borrowing Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans described in the preceding subsection. Each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of JPMC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower.
(c)Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan. During the existence of a Default or an Event of Default, without the consent of the Required Lenders, (i) no Loans may be requested as a Term Benchmark Borrowing, (ii) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (iii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
(d)Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. At any time that ABR Loans are outstanding, Administrative Agent shall notify Borrower and the Lenders of any change in JPMC’s prime rate used in determining the Alternate Base Rate promptly following the public announcement of such change.
(e)Borrowings of more than one Type and Class may be outstanding at the same time; provided that, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall at any time not be more than a total of ten (10) Term Benchmark Borrowings outstanding.
(f)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
10.03Prepayments.
(a)Optional Prepayment. Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Term Benchmark Loans, and (B) on the date of prepayment of ABR Loans, in each case, or such later time as is reasonably acceptable to Administrative Agent; and (ii) any partial prepayment of any

Revolving Loan or Term Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Loan or Term Loan of the same Class and Type as provided in Section 2.01 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(s) and Type(s) of Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Term Benchmark Loans. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a Change of Control, asset sale or refinancing transaction). Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.04. Subject to Section 2.13, each such prepayment shall be promptly paid to the applicable Lenders in accordance with their respective Applicable Percentages.
(b)Mandatory Prepayment.
(i)Revolving Commitment Overadvance. If at any time the Total Revolving Outstandings exceed the aggregate Revolving Commitments, Borrower shall within three (3) Business Days after demand pay to Administrative Agent for the account of the Revolving Lenders the amount of such excess.
(ii)Borrowing Base Overadvance. If, at any time, the Total Outstandings exceed the lesser of the Facility Amount and the Borrowing Base then in effect, Borrower shall within three (3) Business Days after demand prepay Loans in an aggregate amount not less than such excess.
(iii)Application of Mandatory Prepayments. Amounts paid under the preceding subsections (b)(i) and (b)(ii) shall be applied to pay all amounts of principal outstanding on the Revolving Loans. Payments under the preceding subsections (b)(i) and (b)(ii) shall be accompanied by any break funding payments required by Section 3.04.
10.04Termination or Reduction of Revolving Commitments. Borrower may, upon notice to Administrative Agent, terminate the aggregate Revolving Commitments, or from time to time permanently reduce the aggregate Revolving Commitments; provided that (a) any such notice shall be received by Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of Ten Million and No/100 Dollars ($10,000,000.00) or any whole multiple of One Million and No/100 Dollars ($1,000,000.00) in excess thereof, and (c) Borrower shall not terminate or reduce the aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (i) the Total Revolving Outstandings would exceed the aggregate Revolving Commitments or (ii) the Total Outstandings would exceed the lesser of the Facility Amount or the Borrowing Base then in effect. Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of the aggregate Revolving Commitments; provided, that such termination or reduction may be conditioned on the occurrence of any subsequent event (including a Change of Control, asset sale or refinancing transaction). Any reduction of the aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the aggregate Revolving Commitments shall be paid on the effective date of such termination.

10.05Repayment of Loans. Borrower shall repay to the Lenders on the Maturity Date, the aggregate outstanding principal amount of all Loans and all other Obligations outstanding on such date.
10.06Interest.
(a)Subject to the provisions of subsection (b) below, (i) the Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate; and (ii) the Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(b)(i)    While any Event of Default arising under Section 8.01(a), (c), (d) or (e) exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)Upon the request of the Required Lenders, while any Event of Default has occurred and is then continuing (other than as set forth in clause (b)(i) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments in accordance with the terms hereof; provided that (i) interest accrued pursuant to subsection (b) of this Section shall be due and payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
10.07Fees.
(a)Extension Fee. If the Maturity Date is extended in accordance with Section 2.14, Borrower shall pay to Administrative Agent for the account of each Lender a fee (the “Extension Fee”) equal to fifteen one-hundredths of one percent (0.15%) of each Lender’s Revolving Commitment being extended on the effective date of such extension. Such Extension Fee shall be due and payable in full on, and subject to the occurrence of, the effective date of such extension.
(b)Revolving Facility Unused Fee. During the period from the Closing Date to and including the Maturity Date, Borrower agrees to pay to Administrative Agent for the ratable account of the Revolving Lenders an unused facility fee (the “Revolver Unused Fee”), equal to the amount (the “Revolver Unused Amount”) by which the aggregate Revolving Commitments exceed the Total Revolving Outstandings, multiplied by the applicable per annum rate set forth in the table below:

Revolver Unused Amount	Revolver Unused Fee (percent per annum)
Greater than 50% of the aggregate amount of Revolving Commitments	0.25%
Less than or equal to 50% of the aggregate amount of Revolving Commitments	0.15%

Such Revolver Unused Fee shall be computed on a daily basis and payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date, with the first such payment being due on December 31, 2022.
(c)Other Fees. Borrower shall pay to each Arranger and Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
10.08Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one (1) day. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
10.09Evidence of Debt. The Borrowings funded by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings advanced by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note or Notes, which shall evidence such Lender’s Loans (Revolving Loans and Term Loans) in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
10.10Payments Generally; Administrative Agent’s Clawback.

(a)General. All payments to be made by any Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Loan Party hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i)    Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to ABR Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.
(i)Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender to Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due such parties.
10.11Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its

Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
10.12Increase in Commitments.
(a)Request for Increase. Provided no Default or Event of Default exists and is continuing, upon notice to Administrative Agent (which shall promptly notify the Lenders if requested by Borrower), Borrower may request increases in the Revolving Facility and/or Term Facility so long as the Facility Amount (after giving effect thereto) shall not exceed, in the aggregate, Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00). Borrower may (i) request an increase in the aggregate Revolving Commitments and/or (ii) request an increase in the aggregate Term Commitments, whether as an increase in existing Term Loans or as a new tranche or tranches of term loans (each request for a new tranche, a “New Term Loan”); provided that any such request for an increase must be in an aggregate minimum amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00) and integral multiples of Five Million and No/100 Dollars ($5,000,000.00) in excess thereof. At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond and Borrower may also invite prospective lenders to respond. Borrower may provide the notice to any Lender or instruct Administrative Agent to only send the notice to certain Lenders.
(b)Lender Elections to Increase. To the extent applicable, each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment or agrees to increase its existing Term Loan or participate in a New Term Loan, as applicable, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase or New Term Loan. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment or increase its existing Term Loan or participate in a New Term Loan, as applicable. Each prospective lender shall notify Administrative Agent within such time period whether or not it agrees to fund any portion of the requested increase in the aggregate Revolving Commitments or to fund any portion of the increased Term Loan or the New Term Loan, as applicable, and, if so, by what amount. Any prospective lender not responding within such time period shall be deemed to have declined to fund any portion of the requested increase in the aggregate Revolving Commitments or to fund any portion of the an increase in any Term Loan or participate in a New Term Loan, as applicable. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment or to increase its existing Term Loan or participate in a New Term Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. Borrower shall not be obligated to offer to any Lender an opportunity to participate or allocate any such participation in the New Term Loan or increase its Revolving Commitment or Term Loans.
(c)Notification by Administrative Agent; Additional Lenders. Administrative Agent shall notify Borrower of the Lenders’ and prospective lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Administrative Agent (only in its capacity as such), Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to Administrative Agent. If any prospective lender agrees to fund any portion of the requested increase in the aggregate Revolving Commitments or to fund any portion of an increase in any Term Loan or a New Term Loan, as applicable (an “Additional Lender”), such Additional Lender shall (i) execute such documents and agreements as Administrative Agent may reasonably request to become a Lender hereunder, and (ii) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
(d)Effective Date and Allocations. If the aggregate Revolving Commitments are increased, any existing Term Loan is increased or a New Term Loan is added in accordance with this Section, Administrative Agent (solely in its capacity as such) and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase which, for any existing Lender participating in such increase, need not be ratable in accordance with their respective Revolving Commitments or Term Loans prior to such increase. Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation selected by Borrower of such increase and the Increase Effective Date. The selection of Lenders and allocations shall be subject to Borrower’s consent.
(e)Conditions to Effectiveness of Increase. As a condition precedent to such increase, Borrower shall pay any fees agreed to in connection therewith and deliver to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent: (i) a customary opinion of counsel to the Loan Parties, addressed to Administrative Agent and each Lender which will have a Commitment with respect to the increase (the “Increase Lenders”), as to matters concerning the Loan Parties and the Loan Documents under applicable laws as Administrative Agent or the Increase Lenders may reasonably request (and consistent with the opinion delivered on the Closing Date); (ii) if not previously delivered to Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate, partnership, member or other necessary action taken by Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by Guarantor authorizing the guaranty of such increase; (iii) if requested at least three (3) Business Days before the increase, new Revolving Notes executed by Borrower, payable to any new Lenders and replacement Revolving Notes executed by Borrower, payable to any existing Lenders increasing their Revolving Commitments, in the amount of such Lender’s Revolving Commitment as of the Increase Effective Date; (iv) if applicable, new Term Notes executed by Borrower, payable to any new Lenders and replacement Term Notes executed by Borrower, payable to any existing Lenders increasing their existing Term Loan(s) or participating in a New Term Loan, in the amount of such Lender’s increased existing Term Loan or New Term Loan, as applicable, as of the Increase Effective Date; (v) such duly executed modifications of the Security Instruments as are necessary to reflect that the Facility Amount has increased; (vi) such endorsements from the Title Company as Administrative Agent may deem appropriate in its reasonable discretion in connection with the modified Security Instruments; (vii) evidence indicating whether any improvements or any part thereof located on any Borrowing Base Property are or will be located within a one hundred year flood plain or other area identified by Administrative Agent as having high or moderate risk of flooding or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, and, if so, a flood notification form signed by the applicable Borrower and evidence that the flood insurance required under Section 6.16 below is in place for such improvements and contents, if applicable, all in form, substance and amount reasonably satisfactory to Administrative Agent and the Lenders; and (viii) a certificate of Borrower signed by a Responsible Officer of Borrower, certifying that, before and after giving effect to such increase,
(1)no Default or Event of Default shall have occurred and is continuing;

(2)the representations and warranties made or deemed made by Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the effective date of such increase except (w) to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (x) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (w)) after giving effect to such qualification, (y) for purposes of this Section 2.12(e), the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01; and (z) to the extent that such representations and warranties are not true and correct solely as a result of any Borrowing Base Property being an Ineligible Project at the time such representation and warranty is made; and
(3)the Total Outstandings do not exceed the lesser of the Facility Amount or the Borrowing Base then in effect.
In the event of an increase in the aggregate Revolving Commitments, Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.04) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section. Borrower and the Lenders providing such increase in the aggregate Revolving Commitments may enter into an amendment to this Agreement as is necessary to evidence such increase without the consent of any other Lender. In the event of any increase in any existing Term Loan or any New Term Loan, Borrower and the Lenders providing such increase in any existing Term Loan or New Term Loan, as applicable, shall enter into an amendment to this Agreement as is necessary to evidence such increase or New Term Loan and all issues related thereto, including but not limited to, the amount of such increase and/or the amount, pricing and maturity of such New Term Loan, as applicable, and all Lenders not providing such increase or New Term Loan hereby consent to such limited scope amendment without future consent rights; provided, that any such amendment regarding the New Term Loan shall provide that (i) the maturity date for such New Term Loan shall not be earlier than the Maturity Date, (ii) the weighted average life to maturity of such New Term Loan shall not be shorter than the weighted average life to maturity of the then existing Term Loans and (iii) except for the maturity date as provided in clause (i), amortization as provided in clause (ii) or pricing and fees, the terms of such New Term Loan shall be (A) consistent with the terms of the then existing Term Loans, or (B) otherwise only apply after the full and final repayment of all then existing Term Loans.
(f)Conflicting Provisions. This Section shall supersede any provisions in Sections 2.11 or 10.01 to the contrary.
10.13Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.07(a) and (b).
(b)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.03 or otherwise) or received by the Administrative

Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and
(c)the Commitments and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby.
10.14Extension of Maturity Date.
(a)Request for Extension. Borrower shall have the right, exercisable two (2) times by written notice to Administrative Agent (such notice, an “Extension Notice”), to, subject to satisfaction of the conditions set forth in Section 2.14(b), extend the Maturity Date by twelve (12) months (which date shall be referred to herein as the “Extended Maturity Date”). Administrative Borrower shall deliver an Extension Notice at least thirty (30) days, but no more than ninety (90) days, prior to the then current Maturity Date. Administrative Agent shall distribute any such Extension Notice to the Lenders promptly following its receipt thereof.
(b)Conditions Precedent to Effectiveness of Maturity Date Extension. As conditions precedent to the effectiveness of each such extension of the Maturity Date, each of the following requirements shall be satisfied on the date of such extension as determined in good faith by Administrative Agent:
(i)Administrative Agent shall have received an Extension Notice within the period required under Section 2.14(a) above;

(ii)On the date of such Extension Notice and on the then current Maturity Date, as applicable, both immediately before and immediately after giving effect to such extension, no Default or Event of Default shall have occurred and be continuing;
(iii)Borrower shall have paid to Administrative Agent the Extension Fee;
(iv)Administrative Agent shall have received and approved a new Current Borrowing Base Appraisal with respect to each Borrowing Base Property, and if the Current Borrowing Base Value of the Borrowing Base Properties based on such new Current Borrowing Base Appraisals is such that the Total Outstandings exceed the Borrowing Base, then Borrower shall have satisfied its obligations under Section 2.04(b)(ii);
(v)The Total Outstandings shall not exceed the lesser of the Facility Amount and the Borrowing Base then in effect (after giving effect to any payment made by Borrower pursuant to Sections 2.03(b) and 2.14(b)(iv));
(vi)No Default or Event of Default shall have occurred and be continuing;
(vii)Administrative Agent shall have received a certificate of each Loan Party dated as of the then current Maturity Date, signed by a Responsible Officer of such Loan Party (A)(1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension or (2) certifying that, as of the then current Maturity Date, the resolutions delivered to Administrative Agent and the Lenders on the Closing Date (which resolutions include approval for an extension of the Maturity Date for one, or two (2) successive, as applicable, twelve (12) month periods after the Initial Maturity Date) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (B) certifying that (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date of the Extension Notice and, both before and after giving effect to such extension, on and as of the then current Maturity Date except (w) to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (x) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (A)) after giving effect to such qualification, (y) for purposes of this Section 2.14, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (z) to the extent that such representations and warranties are not true and correct solely as a result of any Borrowing Base Property being an Ineligible Project at the time such representation and warranty is made, and (2) no Default or Event of Default shall have occurred and is then continuing;
(viii)Administrative Agent shall have received evidence indicating whether any improvements or any part thereof located on any Borrowing Base Property are or will be located within a one hundred year flood plain or other area identified by Administrative Agent as having high or moderate risk of flooding or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, and, if so, a flood notification form signed by the applicable Borrower and evidence that the flood insurance required under Section 6.16 below is in place for such improvements and contents, if applicable, all in form, substance and amount reasonably satisfactory to Administrative Agent and the Lenders; and
(ix)The Loan Parties shall have delivered to Administrative Agent reaffirmations of their respective obligations under the Loan Documents (after giving effect to the extension), and acknowledgments and certifications that they have no claims, offsets or defenses with respect to the payment or performance of any of the Loans.
(c)Conflicting Provisions. This Section 2.14 shall supersede any provisions in Section 10.01 to the contrary.
ARTICLE III TAXES, YIELD PROTECTION,
ALTERNATIVE RATE OF INTEREST AND ILLEGALITY
10.01Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of Administrative Agent) require the deduction or withholding of any Tax from any such payment by Administrative Agent or any Borrower, then Administrative Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)If any Borrower or Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment by or on account of any obligation of any Borrower under any Loan Document, then (A) such Borrower or Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by such Borrower or Administrative Agent, as required by such Laws, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or Administrative Agent, as required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications.
(i)Each Borrower shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including

Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient (but without duplication of amounts described in Section 3.01(a)(ii) above), and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate detailing the basis for the indemnification claim and the determination as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(ii)Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that a Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of each Borrower to do so), (y) Administrative Agent and each Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) Administrative Agent and each Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent or such Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate detailing the basis for the indemnification claim and the determination as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this clause (ii).
(d)Evidence of Payments. Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by any Borrower or by Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.
(e)Status of Lenders; Tax Documentation.
(i)Any Lender (which solely for purposes of this Section 3.01(e) shall include Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)in the case of a Foreign Lender, for whom payments under the Loan Documents constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (z) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)to the extent a Foreign Lender is not the beneficial owner of payments made under any Loan Documents, executed copies of IRS Form W- 8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-1 or Exhibit G-2, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-3 or Exhibit G-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to a Borrower pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to a Borrower or any other Person.
(g)Payments made by Administrative Agent. For the avoidance of doubt, any payments made by Administrative Agent to any Lender shall be treated as payments made by the applicable Borrower.
(h)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender the termination of the Facility and the repayment, satisfaction or discharge of all other Obligations.
10.02Alternate Rate of Interest.
(a)Subject to subsections (b), (c), (d), (e) and (f) of this Section 3.02, if:
(i)Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or
(ii)Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then Administrative Agent shall give notice thereof to Borrower and the Lenders by telephone or electronic mail as promptly as practicable thereafter and, until (x) Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) Borrower delivers a new Borrowing Notice in accordance with the terms of Section 2.02, any Borrowing Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Notice that requests a Term Benchmark Borrowing shall instead be deemed to be a Borrowing Notice for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from Administrative Agent referred to in this Section 3.02(a) with respect to the Adjusted Term SOFR Rate applicable to such Term Benchmark Loan, then until (x) Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Borrowing Notice in accordance with the terms of Section 2.02, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by Administrative Agent to, and shall constitute an ABR Loan.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.02), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)Administrative Agent will promptly notify Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.02.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Adjusted Term SOFR Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.02, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan.
10.03Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate);
(ii)impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any participation therein; or
(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender or other Recipient, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of any amounts as to which it has been paid by Borrower pursuant to this Section 3.03(a), an amount equal to such refund (but only to the extent of the payments made by Borrower under this Section 3.03), net of all out-of-pocket expenses of such Lender or other Recipient, as applicable, shall (1) in the case of a Lender, be deducted from the interest amount payable by Borrower to such Lender for the next subsequent calendar month, and (2) in the case of any other Recipient, be promptly refunded to the Borrower.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s or holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.03 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 6-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Limitation. Notwithstanding the foregoing, no Lender will be entitled to demand, and Borrower will not be obligated to pay, any amount under this Section 3.03 to the extent that such demand is applied to the Loan Parties in a discriminatory manner.
10.04Compensation for Losses. In the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.04(a) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 3.06, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and Lender’s calculation of such amount or amounts in detail, shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
10.05Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. Each Lender may make any Loan to Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of Borrower to repay the Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.03, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then, at the request of Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.03, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. Borrower hereby agrees to pay all reasonable and documented out-of-

pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.03, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.05(a), Borrower may replace such Lender in accordance with Section 10.13.
10.06Survival. All of Borrower’s obligations under this Article III shall survive the termination of the Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.
ARTICLE IV CONDITIONS PRECEDENT TO BORROWINGS AND APPROVAL OF BORROWING BASE PROPERTIES
10.01Conditions of Initial Borrowing. The effectiveness of this Agreement and the obligation of each Lender to make its initial Borrowing hereunder are subject to the satisfaction or waiver of the following conditions precedent:
(a)Administrative Agent’s receipt of the following, each of which shall be originals or e-mails (in a .pdf format) (followed promptly by originals to the extent set forth below or otherwise requested by Administrative Agent) unless otherwise specified, each properly executed by a Responsible Officer of each Loan Party (as applicable), each dated on or before the Closing Date and each in form and substance reasonably satisfactory to Administrative Agent and each of the Lenders:
(i)executed counterparts of this Agreement and the other Loan Documents, in such number as requested by Administrative Agent;
(ii)Notes executed by Borrower in favor of each Lender requesting a Note (which, to the extent delivered via e-mail (in a .pdf format) shall be followed promptly by originals);
(iii)a completed and executed BAQ in the form of Exhibit H attached hereto signed by Borrower;
(iv)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Loan Parties as Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which a Loan Party is a party;
(v)such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) its jurisdiction of organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(vi)a favorable opinion of (A) Sullivan & Cromwell LLP, counsel to Borrower and Guarantor in New York, (B) Fragner Seifert Pace Mintz, LLP, counsel to Borrower in California and Texas, and (C) Venable LLP, counsel to CMCT in Maryland, in each case, addressed to Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as Administrative Agent may reasonably request;
(vii)a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(viii)a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since September 30, 2022 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) that, after giving effect to all requested Borrowings to be made on the Closing Date, the Total Outstandings shall not exceed the lesser of the Facility Amount and the Borrowing Base then in effect;
(ix)a duly completed Borrowing Base Compliance Certificate signed by a Responsible Officer of Administrative Borrower that is responsible for the financial affairs of Borrower, setting forth and certifying the amount of the Borrowing Base in effect as of the Closing Date;
(x)a duly completed Financial Covenant Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, controller or other executive responsible for the financial affairs of CMCT, certifying compliance with the financial covenants set forth in Section 6.20 as of the fiscal quarter of the Consolidated Group ending September 30, 2022, together with backup documentation acceptable to Administrative Agent;
(xi)the financial statements referenced in Section 5.05(a);
(xii)such additional customary assurances or certifications with respect to satisfaction of the conditions precedent in Article IV as Administrative Agent or the Required Lenders reasonably may require; and
(xiii)Administrative Agent and each Lender shall have received all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and
(xiv)to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (xv) shall be deemed to be satisfied).

(b)All fees required hereunder or under the Fee Letter to be paid on or before the Closing Date shall have been paid.
(c)Borrower shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of Riemer & Braunstein LLP, as outside counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent), to the extent invoiced (which invoice may be in summary form) at least two (2) Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).
(d)Substantially concurrently with the Closing Date, all Indebtedness under the Existing Facility (including all unpaid principal, interest, fees, expenses and other amounts owing thereunder or in connection therewith) shall have been repaid in full and all commitments thereunder have been terminated.
(e)Borrower shall have executed and delivered or caused to be executed and delivered all Project Information with respect to the Projects included in the Borrowing Base as of the Closing Date.
(f)The Security Instruments covering each initial Borrowing Base Property delivered to Administrative Agent pursuant to Section 4.01(e) shall have been duly recorded (or have been delivered to the Title Company for recording) in the official records of the counties in which the initial Borrowing Base Properties are located.
(g)The financing statements delivered to Administrative Agent pursuant to Section 4.01(e) above shall have been submitted for filing with all of the officials necessary, in Administrative Agent’s reasonable judgment, to perfect the security interests created by the collateral documents relating to the initial Borrowing Base Properties and all related personal property.
(h)Administrative Agent shall have received satisfactory evidence that all other actions necessary, or in Administrative Agent’s reasonable judgment desirable, to perfect and protect the first priority security interests (subject to Permitted Encumbrances) for the benefit of Administrative Agent and Lenders created by the Security Instrument and the other Loan Documents have been taken.
(i)Administrative Agent shall have received reasonably satisfactory evidence that Borrower has paid all title insurance premiums, documentary stamp taxes, recording fees and mortgage taxes payable in connection with the initial Borrowing Base Properties, the recording of the collateral documents relating to the initial Borrowing Base Properties or the issuance of the Title Policies relating thereto, including any sums due in connection with any future advances.
(j)Administrative Agent shall have received a separate Title Policy, or evidence of a commitment therefor reasonably satisfactory to Administrative Agent, issued by Title Company, together with all endorsements thereto reasonably required by Administrative Agent, naming Administrative Agent as the insured, insuring that the Security Instrument encumbering each initial Borrowing Base Property is a valid first priority lien (subject to Permitted Encumbrances) upon such Borrowing Base Property, and showing such Borrowing Base Property subject only to such Security Instrument and Permitted Encumbrances.

(k)Administrative Agent and Lenders shall have received evidence that all insurance policies required pursuant to Section 6.16 are being maintained by Borrower (with all premiums having been paid thereunder).
Without limiting the generality of the provisions of the last paragraph of Section 9.01(c)(ii), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
10.02Conditions to all Borrowings. The obligation of each Lender to honor any request for Borrowing (including the request for the initial Borrowing, but excluding a Borrowing Notice requesting only a conversion of Loans to the other Type, or a continuation of Term Benchmark Loans) is subject to the following conditions precedent:
(a)The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (i)) after giving effect to such qualification, (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (iv) to the extent that such representations and warranties are not true and correct solely as a result of any Borrowing Base Property being an Ineligible Project at the time such representation and warranty is made.
(b)No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
(c)After giving effect to the Borrowing, (i) the aggregate Outstanding Amount of the Loans of any Lender shall not exceed such Lender’s Commitment, and (ii) the Total Outstandings do not exceed the lesser of the Facility Amount and the Borrowing Base then in effect.
(d)Administrative Agent shall have received a Borrowing Notice in accordance with the requirements hereof.
(e)Borrower shall have provided to the Administrative Agent a replacement BAQ, to the extent that a Borrowing is to be disbursed in any manner other than as described in the BAQ then in effect.
Each Borrowing Notice (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Term Benchmark Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Borrowing.

10.03Additional Borrowing Base Properties. During the Availability Period, Borrower shall have the right to include a Project in the Borrowing Base upon satisfaction or waiver of each of the following conditions:
(a)Request; Preliminary Project Information. Prior to any proposed inclusion, Borrower shall notify Administrative Agent in writing of its desire to include such Project in the Borrowing Base (each, an “Additional Borrowing Base Property Request”), which Additional Borrowing Base Property Request shall (i) include the name of the Borrower or proposed Additional Borrower that owns or leases such Project, (ii) include all Preliminary Project Information, and (iii) be delivered to Administrative Agent by a date reasonably sufficient to permit (A) Administrative Agent’s procurement of the due diligence materials, reports and information contemplated by the requirements of this Section 4.03 and (B) the completion of Administrative Agent’s and each Lender’s review thereof, at least ten (10) Business Days prior to the date any proposed Project is to be included in the Borrowing Base (or such shorter period as may be approved by Administrative Agent in each instance);
(b)Approval by Lenders. Administrative Agent shall have given Borrower written notice that all Lenders have approved (which approval may be given or withheld in each Lender’s sole and absolute discretion) such Project as a Borrowing Base Property. If Administrative Agent does not give Borrower such written notice of preliminary approval within fifteen (15) Business Days after Administrative Agent’s receipt of the Additional Borrowing Base Property Request (and the Preliminary Project Information) with respect to such Project, the Lenders shall be deemed to have disapproved such Project. Borrower acknowledges that any preliminary approval by the Lenders is subject to the receipt by Administrative Agent and Lenders of all Project Information with respect to such Project, which shall be in form and substance reasonably acceptable to the Lenders. If Administrative Agent does not give Borrower written notice of final approval within five (5) Business Days after Administrative Agent’s receipt of all Project Information with respect to such Project, the Lenders shall be deemed to have disapproved such Project;
(c)Ownership. Borrower or an Additional Borrower owns fee title to such Project or leases such Project pursuant to an Eligible Ground Lease;
(d)Deliveries to Administrative Agent. Administrative Agent shall have received the Project Information with respect to such Project;
(e)No Condemnation/Taking. Administrative Agent shall have received written confirmation from Borrower that no condemnation proceedings are pending or, to Borrower’s knowledge, threatened against any portion of the Project;
(f)Borrower Information; Borrowing Base Compliance Certificate. At least ten (10) Business Days prior to the date any Project is to be included in the Borrowing Base (or such shorter period as may be approved by Administrative Agent in each instance), Borrower shall:
(i)If such Project is owned or leased by an Additional Borrower, provide (A) Administrative Agent with the U.S. taxpayer identification number for the applicable Additional Borrower, and (B) Administrative Agent, on behalf of the Lenders, with all documentation and other information concerning such Additional Borrower that Administrative Agent or any Lender may reasonably request in order to comply with their obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(ii)deliver to Administrative Agent (1) the items referenced in Section 4.01(a)(v), (vi) and (viii) with respect to the applicable Borrower or Additional Borrower, as the case may be, and (2) as and to the extent reasonably requested by Administrative Agent, deliver to Administrative Agent a favorable opinion of counsel, which counsel shall be reasonably acceptable to Administrative Agent, addressed to Administrative Agent and each Lender, as to matters concerning such Borrower or Additional Borrower and the Loan Documents as Administrative Agent may reasonably request; and
(iii)deliver to Administrative Agent a pro forma Borrowing Base Compliance Certificate demonstrating the effects of adding such Project to the Borrowing Base;
(g)Security Documents. On or before the date any Project is to be included in the Borrowing Base:
(i)the Security Instrument covering such Project delivered to Administrative Agent pursuant to Section 4.03(d) above shall have been recorded (or shall have been delivered to the Title Company for recording) in the official records of the county in which such Project is located;
(ii)the financing statement(s) delivered to Administrative Agent pursuant to Section 4.03(d) above shall have been submitted for filing with all of the officials necessary, in Administrative Agent’s reasonable judgment, to perfect the security interests created by the collateral documents relating to such Project and all related personal property; and
(iii)Administrative Agent shall have received satisfactory evidence that all other actions necessary, or in Administrative Agent’s reasonable judgment desirable, to perfect and protect the first priority security interests (subject to Permitted Encumbrances) for the benefit of Administrative Agent and Lenders created by the collateral documents relating to such Project required pursuant to this Section 4.03 have been taken;
(h)Costs. Administrative Agent shall have received reasonably satisfactory evidence that Borrower has paid all title insurance premiums, documentary stamp taxes, recording fees and mortgage taxes payable in connection with such Project, the recording of the collateral documents relating to such Project or the issuance of the Title Policy relating thereto, including any sums due in connection with any future advances;
(i)Administrative Agent Expenses. Borrower shall have paid to Administrative Agent all amounts payable pursuant to Section 10.04(a) with respect to the inclusion of such Project in the Borrowing Base in connection with the transactions contemplated by this Section 4.03;
(j)Tenant Estoppels; SNDAs. Borrower shall have used commercially reasonable efforts to deliver to Administrative Agent, or cause to be delivered to Administrative Agent, with respect to such Project, (i) estoppel certificates (on Administrative Agent’s standard form with such modifications as shall be reasonably acceptable to Administrative Agent or, if a form is attached to such tenant’s lease, then on such form with such changes thereto as Administrative Agent may reasonably require) executed by tenants under commercial leases covering not less than sixty-five percent (65%) of the leased area of such Project, (ii) estoppel certificates (on Administrative Agent’s standard form with such modifications as shall be reasonably acceptable to Administrative Agent or, if a form is attached to such tenant’s lease, then on such form with such changes thereto as Administrative Agent may reasonably require)

executed by each tenant under a commercial lease covering twenty percent (20%) or more of the leasable area of such Project, (iii) a subordination, non-disturbance and attornment agreement (on Administrative Agent’s standard form with such modifications as shall be reasonably acceptable to Administrative Agent and provided that (if required by Borrower or the applicable tenant) Administrative Agent will agree to modify such subordination, non-disturbance and attornment agreement to preserve any tenant offset rights with respect to Borrower’s outstanding tenant improvement obligations, tenant improvement allowances, leasing commissions and similar concessions which are the unfunded obligations of any Borrower arising pursuant to such Lease without imposing any incremental or additional Borrower reserve or guaranty requirement other than, if applicable, a TI/LC Holdback or, if a form is attached to such tenant’s lease, then on such form with such changes thereto as Administrative Agent may reasonably require) executed by each tenant under an existing lease (A) covering twenty percent (20%) or more of the leaseable area of such Project (to the extent required under the applicable lease or otherwise reasonably available) or (B) which is granted an option to purchase or right of first refusal or first offer to purchase with respect to any portion of the Project, and (iv) such other consents, estoppel certificates, subordination agreements and other documents and instruments executed by Persons party to material contracts relating to such parcel as the Administrative Agent may reasonably request; and
(k)Default; Event of Default. No Default or Event of Default shall exist or would be caused by adding such Project to the Borrowing Base.
10.04Ineligible Projects.
(a)Ineligibility Designation. If any of the following circumstances or events shall exist with respect to any Borrowing Base Property (such Borrowing Base Property being sometimes referred to herein as an “Ineligible Project”), then, notwithstanding anything to the contrary set forth herein, unless and until such circumstance or event ceases to exist, such Borrowing Base Property shall be ineligible for inclusion in the calculation of the Borrowing Base:
(i)No Borrower owns fee title to such Project or leases such Project pursuant to an Eligible Ground Lease;
(ii)(A) A claim of lien or encumbrance that is not a Permitted Encumbrance is filed against such Project or any part thereof that is not bonded over or released within sixty (60) days after the earlier of (1) the date Borrower receives notice thereof from Administrative Agent, and (2) the date a Responsible Officer of Borrower obtains actual knowledge thereof, or (B) the service on Administrative Agent, any Lender or any disburser of funds of a notice or demand to withhold funds with respect to such Project or the applicable Borrower, which is not nullified within sixty (60) days after the date of such service;
(iii)(A) Any permit, license, consent or approval required for the operation of such Project lapses or otherwise fails to be in full force and effect, which is not reinstated or reactivated in a manner that permits operation of such Project within sixty (60) days after the earlier of (1) the date Borrower receives written notice of such lapse or failure, and (2) the date a Responsible Officer of Borrower obtains actual knowledge of such lapse or failure, and (B) such lapse or failure precludes the occupancy or operation of such Project or otherwise has a Material Adverse Effect;
(iv)The cessation or unavailability to such Project of utilities or other material public services necessary for the occupancy and utilization of all or substantially all of such Project that (A) is not restored to availability within thirty (30) days of such cessation or unavailability, and (B) has a Material Adverse Effect;
(v)Any failure by Borrower to maintain any insurance required under Section 6.16 hereof with respect to such Project or the applicable Borrower;
(vi)Such Project is affected by environmental conditions that would materially impair the value of such Project, unless such environmental condition is reflected in the Environmental Report for such Project;
(vii)With respect to any Project leased by a Borrower pursuant to an Eligible Ground Lease:
(A)Borrower fails to pay or perform any of its material obligations under such Eligible Ground Lease, and such failure is not cured following any applicable notice and within any applicable cure period set forth therein;
(B)Any material modification (without the prior written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed), termination, rescission, rejection, expiration, merger, extinguishment, or foreclosure of Borrower’s interest in such Eligible Ground Lease occurs;
(viii)With respect to any Hotel Asset:
(A)any failure by the applicable Borrower to comply in all material respects with the Hotel Agreements applicable to such Hotel Asset (including, without limitation, all Property Improvement Plan obligations thereunder), which failure is not cured following any applicable notice and within any applicable cure period set forth therein unless such affected Hotel Agreements are replaced within sixty (60) days of such event of default with new Hotel Agreements in form and substance reasonably acceptable to Administrative Agent;
(B)if such Hotel Asset is operated by a Hotel Operator pursuant to a Hotel Management Agreement, any failure by such Hotel Operator to comply in all material respects with any Hotel Agreement applicable to such Hotel Asset, which failure is not cured within any applicable notice and cure period set forth therein and which uncured default would permit the applicable Borrower to terminate such Hotel Agreement, unless such Hotel Operator and the Hotel Agreements with such Hotel Operator applicable to such Hotel Asset are replaced within ninety (90) days following the expiration of such notice and/or cure period with a new Hotel Operator and new Hotel Agreements (or the applicable Borrower elects to operate (or designates a hotel operator (that is not a Hotel Operator) to operate) such Hotel Asset pursuant to such new Hotel Agreements), which new Hotel Agreements shall be entered into between the applicable Borrower and such Hotel Operator or an Approved Franchisor, as the case may be, and shall be in form and substance reasonably acceptable to Administrative Agent (which approval not to be unreasonably withheld, conditioned or delayed);
(C)the Hotel Agreements relating to such Hotel Asset terminate or expire, unless, in the case of termination or expiration such Hotel Agreements, such Hotel Agreements are replaced within thirty (30) days following such termination or expiration with new Hotel Agreements in form and substance reasonably acceptable to Administrative Agent between the applicable Borrower and a Hotel Operator or an Approved Franchisor, as the case may be;
(D)any Hotel Agreement relating to such Hotel Asset is amended or modified in a manner materially adverse to Borrower or Administrative Agent without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); or
(E)(i) any failure by Borrower to comply in all material respects with the comfort letter or subordination agreement applicable to such Hotel Asset, which failure (x) is not cured following any applicable notice and within any applicable cure period set forth therein, and (y) has a Material Adverse Effect, or (ii) such comfort letter or subordination agreement terminates or expires, unless, in the case of termination or expiration thereof in connection with the termination or expiration of the applicable Hotel Agreements, such comfort letter or subordination agreement is replaced within ten (10) days following such termination or expiration with a new comfort letter or subordination agreement in form and substance reasonably acceptable to Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) executed by the applicable Hotel Operator or Approved Franchisor, as the case may be, in favor of Administrative Agent.
(ix)With respect to any Project, the sale, exchange, conveyance or transfer, either voluntarily or involuntarily, by Borrower of any right, title or interest of Borrower in and to such Project or any portion thereof; provided, however, that Borrower shall be permitted to (i) sell, exchange, convey or transfer personal property in the ordinary course of business so long as such sale, exchange, conveyance or transfer does not materially and adversely affect the operation of such Project (and such sale, exchange, conveyance or transfer permitted under this clause (i) shall not result in a Project being an Ineligible Project) or (ii) grant, maintain and/or record Permitted Encumbrances (and the grant, maintenance or recordation of Permitted Encumbrances shall not result in a Project being an Ineligible Project); or
(x)With respect to any Project, the sale, exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, of any direct or indirect ownership interest in the Borrower that owns or leases such Project; provided, however, that (A) the occurrence of one or more Permitted Transfers, (B) any transaction permitted by Section 6.21(f) and (C) the granting and/or recording of Permitted Encumbrances shall, in each case, be permitted (and such events or circumstances shall not result in a Project being an Ineligible Project).
(b)Updated Borrowing Base Compliance Certificate.
(i)In the event that any Borrowing Base Property becomes an Ineligible Project pursuant to Section 4.04(a), Administrative Borrower shall deliver to Administrative Agent an updated Borrowing Base Compliance Certificate (including calculation of the amount of the Borrowing Base after giving effect to the exclusion therefrom of all Ineligible Projects) together with the notice to Administrative Agent required pursuant to Section 6.03(d) and, if applicable, comply with the requirements of Section 2.03(b)(ii) as and when required thereunder.
(ii)In the event that any Borrowing Base Property ceases to be an Ineligible Project pursuant to Section 4.04(a), Administrative Borrower may deliver to

Administrative Agent an updated Borrowing Base Compliance Certificate (including calculation of the amount of the Borrowing Base after giving effect to the inclusion therein of such Borrowing Base Property) and upon delivery thereof such Borrowing Base Property will automatically be included in the calculation of the Borrowing Base.
ARTICLE V REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Administrative Agent and the Lenders on the Closing Date and on each other date on which such representations and warranties are required to be made, as follows that:
10.01Existence, Qualification and Power. Each Borrower (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated by the Loan Documents, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
10.02Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Lien permitted hereby) under, or require any payment to be made under any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party, which would reasonably be expected to have a Material Adverse Effect; (c) materially conflict with or result in any material breach or contravention of, or the creation of any Lien (other than a Lien permitted hereby) under, or require any payment to be made under any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) violate any Law, which violation would reasonably be expected to have a Material Adverse Effect.
10.03Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of any of the transactions contemplated hereby other than those that have already been duly made or obtained and remain in full force and effect.
10.04Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, or by general equitable principles relating to enforceability (regardless of whether enforcement is sought at law or equity).

10.05Financial Statements; No Material Adverse Effect.
(a)The financial statements delivered prior to the Closing Date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of Guarantor as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of Guarantor as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case, to the extent required to be shown therein pursuant to GAAP.
(b)Since September 30, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
10.06Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any other Loan Party or against any of their properties or revenues that (a) challenges the validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby (excluding any such challenge brought by or at the direction of Administrative Agent or any Lender), or (b) have a reasonable probability of being determined adversely and if determined adversely would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
10.07No Default or Event of Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
10.08Ownership of Property. Each Borrower has good record and marketable title in fee simple to, or valid leasehold interests pursuant to Eligible Ground Leases in, each Borrowing Base Property purported to be owned or leased by such Borrower, subject only to Permitted Encumbrances. As of the Closing Date, Schedule 1.01 is a list of all Borrowing Base Properties with a notation as to which Borrower owns or leases each Borrowing Base Property.
10.09Hazardous Materials.
(a)Borrower has obtained or caused the preparation of each Environmental Report, and except as disclosed in the Environmental Report, to the actual knowledge of Borrower, such Borrower and the Borrowing Base Property owned or leased by such Borrower are in material compliance with all Environmental Laws.
(b)Except as disclosed in the Environmental Report, neither Borrower nor any Borrowing Base Property are subject to any private or governmental Lien or judicial or administrative notice or action pending, or to Borrower’s actual knowledge, threatened, relating to Hazardous Materials or the environmental condition of any Borrowing Base Property.
(c)Except as disclosed in the Environmental Report, to Borrower’s actual knowledge, (i) no Hazardous Materials are located on or have been stored, processed or disposed of on or released or discharged from (including ground water contamination) any Borrowing Base Property, and (ii) no underground storage tanks exist on any Borrowing Base Property.
10.10Insurance. Borrower is in compliance with the requirements of Section 6.16.

10.11Taxes. Each Loan Party has timely filed all federal and material state and other tax returns and reports required to be filed, and has timely paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) which would not reasonably be expected to have a Material Adverse Effect.
10.12ERISA. No Borrower is an “employee benefit plan” as defined in Section 3(3) of ERISA or a “plan” as defined in Section 4975(e)(1) of the Code. None of any Borrower or any of their respective ERISA Affiliates maintain, sponsor, contribute to, or have any liability with respect to, any Employee Benefit Plans.
10.13Borrowers. Schedule 5.13 is a complete and accurate list of all Borrowers, showing, as of the Closing Date (as to each Initial Borrower) or as of the most recent update thereof pursuant to any Joinder Agreement (as to each Additional Borrower), the jurisdiction of each Borrower and the type of entity of each such Borrower.
10.14Legal Compliance. Neither the zoning nor any other right to use or operate the improvements located on any Borrowing Base Property is to any extent dependent upon or related to any real estate other than such Borrowing Base Property.
10.15Services and Utilities. To Borrower’s knowledge, all streets, easements, utilities and related services necessary for the operation of each Borrowing Base Property for its intended purpose are available to such Borrowing Base Property.
10.16Enforceability. Each Loan Document executed by such Borrower constitutes a legal and binding obligation of, and is valid and enforceable against, such Borrower in accordance with the terms thereof (subject to Debtor Relief Laws and general equitable principles).
10.17Legal Parcel; Separate Tax Parcel. Each Borrowing Base Property is taxed separately and does not include any other real property, and for all purposes each such Borrowing Base Property may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel (it being understood that one or more Borrowing Base Properties may be comprised of multiple tax lots).
10.18Leases and Rents. Each Borrower has good title to the Leases and rents relating to the Borrowing Base Property owned or leased by such Borrower, free and clear of all claims, and Liens other than Permitted Encumbrances. To the knowledge of Borrower, (i) the Leases are valid and unmodified (except as modified prior to the Closing Date or after the Closing Date but in accordance with the provisions hereof) and are in full force and effect (except as a result of any termination after the Closing Date in accordance with the provisions hereof) and (ii) Borrower is not in default of any of the material terms or provisions of the Leases. The rents now due or to become due for any periods subsequent to the Closing Date have not been collected for a period of more than one (1) month in advance (other than security deposits), waived or released, discounted, set off or otherwise discharged or compromised.
10.19Margin Regulations; Investment Company Act. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

10.20Disclosure.
(a)No written information or written data (excluding any forecasts, projections, budgets, estimates and general market or industry data) furnished by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished or publicly disclosed by any Loan Party) when provided and when taken as a whole with all other information or data provided, furnished or disclosed by the Loan Parties contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, (i) with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that forecasts, estimates and projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that Borrower makes no representation that such representations will in fact be realized) and (ii) as to statements, information and reports specified as having been derived by Borrower from third parties or third party reports, other than Affiliates of Borrower, Borrower represents only that as of the date of such delivery it has no knowledge of any material misstatement therein.
(b)The information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
10.21Compliance with Laws. Each Loan Party is in compliance with (a) its charter, by-laws or other organizational documents, and (b) the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (y) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (z) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
10.22Taxpayer Identification Number. Each Loan Party’s true and correct U.S. taxpayer identification number as of the Closing Date is set forth on a list provided to Administrative Agent on or prior to the Closing Date (or, with respect to each Additional Borrower, is set forth in the information provided to Administrative Agent with respect to such Additional Borrower pursuant to Section 4.03), in each case, which Administrative Agent is authorized to post on an Approved Electronic Platform.
10.23Sanctions Laws and Regulations; Anti-Money Laundering Laws; Anti-Corruption Laws.
(a)The manager of CMCT has implemented and maintains in effect policies and procedures designed to achieve compliance by CMCT and each of its Subsidiaries (including, without limitation, each Loan Party) and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. CMCT and each of its Subsidiaries (including, without limitation, each Loan Party), and to the knowledge of the chief executive officer, chief financial officer or general counsel of CMCT and each Borrower, each director or officer thereof, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) CMCT nor any of its Subsidiaries (including, without limitation, the Loan Parties), or (ii) to the knowledge of the chief executive officer, chief financial officer or general counsel of CMCT and each Borrower, any director, officer or employee of CMCT or any of its Subsidiaries that will act in any capacity in connection with or benefit from the transactions contemplated hereby, is a Sanctioned Person. No transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions, in any material respect.
(b)No Loan Party (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.
10.24Solvency. The Borrowers, taken as a whole and on a consolidated basis, after giving effect to the Borrowings contemplated hereunder and the other transactions contemplated hereby, are Solvent.
10.25Affected Financial Institutions. Neither Borrower nor Guarantor is an Affected Financial Institution.
10.26Franchise Documents. To the actual knowledge of Borrower, the Hotel Agreements are in full force and effect. To the actual knowledge of Borrower, there is no material default under any provision of any Hotel Agreement and all conditions to the effectiveness of each Hotel Agreement presently required to be satisfied have been satisfied in all material respects, including the payment of all material fees, deposits, costs and expenses required thereby.
All representations and warranties made in this Agreement or any other Loan Document or in any certificate or other document delivered to Administrative Agent pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Administrative Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or on its behalf.
ARTICLE VI COVENANTS
So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent obligation not yet due and payable):
10.01Financial Statements and Other Deliveries. Administrative Borrower shall deliver to Administrative Agent, on behalf of the Lenders:
(a)as soon as available, but in any event within ninety (90) days after the end of each fiscal year of CMCT (commencing with the fiscal year ending December 31, 2022), an unaudited consolidated balance sheet of CMCT and its Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’/equityholders’ equity, and cash flows prepared in accordance with GAAP, consistently applied;
(b)as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of CMCT (commencing with the fiscal quarter ending September 30, 2022), an unaudited consolidated balance sheet of CMCT and its Subsidiaries, as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of CMCT’s fiscal year then ended, as applicable, prepared in accordance with GAAP, consistently applied;
(c)concurrently with the delivery of the annual and quarterly financial statements referred to in Sections 6.01(a) and (b) above, (i) operating statements for each Borrowing Base Property for the applicable reporting period, (ii) a rent roll for each Borrowing Base Property that is an office building Project or an industrial, retail, multi-family or flex Property (including, in each case, associated parking lots and structures) as of the end of such reporting period, (iii) if any Borrowing Base Property is a Hotel Asset, to the extent not previously provided, the then most current Smith Travel Research Report available, if any, (including standard hotel data of rooms sold and rooms available, as well as gross revenue breakdown of room revenue from other revenue, occupancy ADR, and RevPar Statistics for each such Borrowing Base Property), and (iv) a Borrowing Base Compliance Certificate (including calculation of the amount of the Borrowing Base in effect as of the end of the applicable reporting period), in each case, signed by a Responsible Officer of Administrative Borrower that is responsible for the financial affairs of Borrower, setting forth and certifying the information set forth therein;
(d)concurrently with the delivery of the annual and quarterly financial statements referred to in Sections 6.01(a) and (b) above, a duly completed Financial Covenants Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, controller or other executive responsible for the financial affairs of CMCT. Each Financial Covenants Compliance Certificate shall certify compliance with the financial covenants set forth in Section 6.20;
(e)promptly, except to the extent prohibited by Law or would reasonably be expected to result in the loss of an attorney-client privilege or would violate a confidential obligation to a Person that is not an Affiliate of any Borrower, following any written request therefor, such other information regarding the operations, business or corporate affairs or financial condition of the Loan Parties, the Borrowing Base Properties, or compliance with the terms of this Agreement, as the Administrative Agent or the Required Lenders through the Administrative Agent may reasonably request; and
(f)promptly, any information that the Administrative Agent deems lawfully necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities, including the Beneficial Ownership Regulation.
As to any information contained in materials furnished pursuant to Section 6.01(d), Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
Borrower hereby acknowledges that (a) Administrative Agent and/or each Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on an Approved Electronic Platform, and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Person shall be deemed to have authorized Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of any Approved Electronic Platform designated “Public Side Information;” and (z) Administrative Agent and each Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any Approved Electronic Platform not designated “Public Side Information.”
10.02Taxes. Borrower shall pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or (ii) the failure to do so would not reasonably be expected to have a Material Adverse Effect.
10.03Notices. Borrower shall promptly notify Administrative Agent, on behalf of the Lenders, upon a Responsible Officer obtaining knowledge:
(a)of the occurrence of any Default or Event of Default;
(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
(c)of any material change in accounting policies or financial reporting practices by any Loan Party;
(d)of the occurrence of any event or condition described in Section 4.04(a);
(e)within ten (10) Business Days of any Loan Party becoming aware of (i) any material or reportable Release, or threat of Release, of any Hazardous Materials in violation of any applicable Environmental Law at any Borrowing Base Property; (ii) any violation of any applicable Environmental Law that any Loan Party or any of their respective Subsidiaries required to be reported in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves any Borrowing Base Property; and
(f)of any failure by any Hotel Operator to perform any material obligation under any Hotel Management Agreement, any event or condition which would permit any Approved Franchisor or Hotel Operator to terminate, cancel or surrender any Hotel Agreement, or any notice given by any Approved Franchisor or Hotel Operator with respect to the foregoing, specifying in each case the action Borrower has taken or intends to take with respect thereto.
Each notice pursuant to this Section 6.03 (other than Section 6.03(d)) shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

10.04Appraisals. Administrative Agent shall have the right to order new appraisals of the Borrowing Base Property from time to time; provided, however, that the Borrowing Base shall not be subject to recalculation based on any such new appraisal other than a Current Borrowing Base Appraisal obtained (a) in connection with adding a Project to the Borrowing Base, (b) in connection with determining the Current Borrowing Base Value of a Project under clause (a) of the definition of “Current Borrowing Base Value”, or (c) obtained pursuant to Section 2.14(b)(iv) in connection with Borrower’s exercise of the extension option. Each appraisal is subject to review and approval by Administrative Agent. Borrower agrees upon demand to pay to Administrative Agent the actual out-of-pocket cost and expense for such appraisals. Borrower’s obligation to pay such cost and expense shall be limited to one (1) appraisal per year, unless the appraisal is (i) ordered after the occurrence of an Event of Default, (ii) required by Laws, (iii) obtained in connection with adding a Project to the Borrowing Base, or (iv) obtained pursuant to Section 2.14(b)(iv) in connection with Borrower’s exercise of the extension option.
10.05Preservation of Existence, Etc. The Loan Parties shall (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
10.06Maintenance of Properties. The Loan Parties shall (a) maintain, preserve and protect in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, all of (i) its Borrowing Base Properties and (ii) its other material properties and equipment necessary in the operation of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
10.07Leases.
(a)Affirmative Covenants. Each Borrower shall (i) duly and punctually observe, perform and discharge in all material respects the obligations, terms, covenants, conditions and warranties of such Borrower as landlord under the Leases to which such Borrower is a party (and, for purposes of this Section 6.07, all references to “Lease” or “Major Lease” in relation to a Borrower shall be deemed to refer to the applicable Lease(s) or Major Lease(s) to which such Borrower is a party, as the context may require), (ii) use commercially reasonable efforts to enforce the performance of each and every material obligation, term, covenant, condition and agreement in the Leases to be performed by any Lessee or any guarantor, short of termination thereof, except that a Borrower may (without Administrative Agent’s consent) terminate any Lease, other than a Major Lease, following a material default thereunder by the respective Lessee, and (iii) promptly upon request by Administrative Agent, provide to Administrative Agent a copy of each Lease not delivered previously to Administrative Agent.
(b)Negative Covenants. Without the prior written consent of Administrative Agent in each instance (such consent not to be unreasonable withheld, conditioned or delayed), no Borrower shall (i) cancel, terminate or consent to any surrender of any Major Lease, (ii) commence any action of ejectment or any summary proceedings for dispossession of any Lessee under any Major Lease or exercise any right of recapture provided in any Major Lease, (iii) materially and adversely modify or alter the terms of any Major Lease, (iv) waive or release any

Lessee or any guarantors under a Major Lease from any material financial obligations to be performed by such Lessee or guarantors, (v) collect or accept any rents from any Lessee for a period of more than one (1) month in advance (other than security deposits received in the ordinary course of business in accordance with prudent business practices), or (vi) further pledge, transfer, mortgage or otherwise encumber or assign future payments of rents.
If Borrower provides Administrative Agent with a written request for approval of any proposed Major Lease or any proposed renewal, extension or modification of an existing Major Lease (in each case, together with a correct and complete copy of the proposed Major Lease or proposed renewal, extension or modification of an existing Major Lease, as the case may be, including any exhibits, and any guaranty(ies) thereof, subject only to any such final, non-material changes made thereto prior to the execution thereof), Administrative Agent shall have a period of ten (10) Business Days to respond. If, after the passage of such ten (10) Business Days, Administrative Agent has not approved, rejected or requested additional information from Borrower in order to assess whether to approve or reject such Major Lease or such renewal, extension or modification, Borrower may deliver a second written request to Administrative Agent requesting Administrative Agent’s approval of such Major Lease or such renewal, extension or modification. Such second notice shall contain BOLD AND CAPITALIZED TYPE INDICATING THE FOLLOWING: “THIS IS A SECOND NOTICE REQUESTING APPROVAL OF THE REFERENCED [LEASE/LEASE renewal/extension/modification]. YOUR FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED TO BE YOUR APPROVAL OF THE SAME.” Provided no Default then exists, Administrative Agent’s failure to respond to such second notice shall be deemed to be Administrative Agent’s approval of the same and Borrower may enter into such Major Lease or proposed renewal, modification or extension of an existing Major Lease.
10.08Compliance with Laws. The Loan Parties shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. The manager of CMCT will maintain in effect and enforce policies and procedures designed to achieve compliance by CMCT and each of its Subsidiaries (including, without limitation, each Loan Party) and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
10.09Books and Records. The Loan Parties shall (a) maintain proper books of record and account, in accordance with GAAP consistently applied, in all material respects and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Person.
10.10Inspection Rights. The Loan Parties shall, except to the extent prohibited by applicable Law or as would reasonably be expected to result in the loss of attorney-client privilege, permit representatives and independent contractors of Administrative Agent (who may be accompanied by representatives and independent contractors of any Lender) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours to be mutually agreed in advance; provided, that unless an Event of Default has occurred and is continuing, only one such inspection per calendar year shall be permitted.

10.11Use of Proceeds.
(a)Borrower shall use the proceeds of the Borrowings for general corporate purposes, including, directly or indirectly, for refinancing existing Indebtedness (including the Indebtedness under the Existing Facility), financing acquisitions, funding working capital and capital expenditures (including any TI/LC Obligations), making intercompany loans and investments to and in CMCT and CMCT’s other Subsidiaries to the extent otherwise permitted hereunder, and Restricted Payments to the extent otherwise permitted hereunder, and, in each case, related fees, commissions, and expenses.
(b)Borrower shall not use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
(c)Borrower shall not request any Borrowing, and the Loan Parties shall not use, and shall procure that their Affiliates and each of their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions or Anti-Corruption Laws applicable to any party hereto.
10.12Compliance with Environmental Laws. Each Borrower shall comply, and use commercially reasonable efforts to cause all Lessees and other Persons operating or occupying any Borrowing Base Property owned or leased by such Borrower to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits relating to such Borrowing Base Property; obtain and renew all material Environmental Permits necessary for its operations and Borrowing Base Properties; and conduct any required investigation, study, sampling and testing, and undertake any required cleanup, response, removal, remedial or other action necessary to remove, remediate and clean up Hazardous Materials at, on, under or emanating from any of the properties owned, leased or operated by them in accordance with the requirements of all applicable Environmental Laws.
10.13Release of Borrowing Base Properties; Release of Borrower.
(a)Release of Borrowing Base Property. Except as expressly set forth below in this Section 6.13, Administrative Agent shall have no obligation to release any Borrowing Base Property (or any portion thereof) until the Obligations (other than contingent Obligations not yet due and payable and for which no demand has been made) have been paid in full and the Commitment of each Lender has been terminated. Borrower shall be entitled to obtain the release (in each case, a “Borrowing Base Property Release”) of all, but not less than all, of a Borrowing Base Property (each, a “Release Property”) from the lien of the applicable Security Instrument and the other Loan Documents, provided that all of the following conditions are satisfied:
(i)Borrower shall have submitted to Administrative Agent a written request for the release or a Release Property (a “Release Notice”) at least five (5) Business Days prior to the proposed release date, together with copies of any documents which Borrower requests Administrative Agent execute in connection with such proposed release;

(ii)the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the effective date of such Borrowing Base Property Release after giving effect to such Borrowing Base Property Release, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (A)) after giving effect to such qualification, (C) for purposes of this Section 6.13(a), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (D) to the extent that such representations and warranties are not true and correct solely as a result of any Borrowing Base Property being an Ineligible Project at the time such representation and warranty is made;
(iii)no Default or Event of Default shall have occurred and be continuing (unless such Default or Event of Default relates solely to the applicable Borrower or Release Property and the effectuation of the Borrowing Base Property Release and/or, if applicable, the release of such Borrower pursuant to Section 6.13(b) below will cure such Default or Event of Default) or would result under any other provision of this Agreement after giving effect to such Borrowing Base Property Release;
(iv)Borrower shall deliver to Administrative Agent a certificate signed by a Responsible Officer of Administrative Borrower that is responsible for the financial affairs of Borrower that includes a pro forma Borrowing Base Compliance Certificate demonstrating the effects of removing such Release Property from the Borrowing Base in effect;
(v)Borrower shall have paid to Administrative Agent, for application to the outstanding balance of the Loans, an amount equal to the amount, if any, by which the Total Outstandings exceeds the then current Borrowing Base (after giving effect to the requested Borrowing Base Property Release);
(vi)after giving effect to such Borrowing Base Property Release, the Minimum Property Condition shall remain satisfied;
(vii)Borrower shall pay, or caused to be paid, to Administrative Agent all reasonable costs and expenses incurred in connection with such Borrowing Base Property Release, including without limitation all amounts, if any, payable pursuant to Section 3.04, and all recording fees, transfer and other taxes, trustee’s fees, reasonable attorneys’ fees, appraisal fees, escrow fees, fees for title insurance and similar charges; and
(viii)Borrower shall have delivered to Administrative Agent an officer’s certificate signed by a Responsible Officer of Borrower certifying that the conditions in clauses (ii) through (vi) above, as applicable, have been satisfied.
Administrative Agent will (at the sole cost of Borrower) following receipt of such Release Notice and an officer’s certificate signed by a Responsible Officer of Borrower, and each of the Lenders irrevocably authorizes Administrative Agent to, execute and deliver such documents as Borrower may reasonably request as is necessary or desirable to evidence the release of such Project from the Lien of the applicable Security Instrument and the other Loan Documents, which documents shall be reasonably satisfactory to Administrative Agent.

Administrative Agent shall promptly notify the Lenders of any such Borrowing Base Property Release.
Following the release of any Release Property, such Release Property shall no longer be a Borrowing Base Property and shall be excluded from the calculation of the Borrowing Base.
(b)Release of Borrower. Upon (i) the release of the Security Instrument encumbering the last Release Property owned or leased by a Borrower as provided above in this Section 6.13, and the payment to Administrative Agent in full of the amount, if any, required pursuant to Sections 6.13(a)(v) and 6.13(a)(vii) above with respect to the release of such Release Property, so long as no Default or Event of Default shall have occurred and be continuing (unless such Default or Event of Default relates solely to the applicable Borrower and the effectuation of the release of such Borrower pursuant to this Section 6.13(b) will cure such Default or Event of Default), or (ii) the occurrence of any transaction permitted by Section 6.21(f) below following which the Borrower is not the continuing or surviving Person, such Borrower shall be deemed to no longer be a Borrower under the Loan Documents and, upon such Borrower’s request, Borrower, each other Borrower and Guarantor, and Administrative Agent (on behalf of Administrative Agent and each of the Lenders) shall each execute and deliver a reciprocal release agreement in form and substance reasonably satisfactory to Administrative Agent, the applicable Borrower, each other Borrower and Guarantor, pursuant to which Borrower, each other Borrower and Guarantor shall release Administrative Agent and the Lenders from any and all liability and obligations arising under or in connection with the Loans and the Loan Documents through the date of such release agreement, and Administrative Agent (on behalf of Administrative Agent and each of the Lenders) shall release the applicable Borrower from any and all liability and obligations arising under or in connection with the Loans and the Loan Documents other than liabilities and obligations which, by the express terms of the Loan Documents, survive the termination of the Commitments and the repayment of all Obligations. Each of the Lenders irrevocably authorizes Administrative Agent to execute and deliver each such reciprocal release agreement in accordance with the foregoing terms and conditions. In the event that a Borrower released pursuant to this Section is then the Administrative Borrower, the remaining Borrowers shall designate a new Administrative Borrower in accordance with Section 10.25 below.
10.14Further Assurances. Borrower shall, and shall cause each of the other Loan Parties to, promptly upon request by Administrative Agent, (a) correct any material defect or manifest error that may be discovered in any Loan Document and (b) do, execute and take any and all such further acts, deeds, certificates and assurances and other instruments as Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
10.15Minimum Property Condition. Borrower shall satisfy the Minimum Property Condition at all times.
10.16Insurance and Casualty.
(a)Required Insurance Policies. Borrower, at its expense, shall maintain and provide to Administrative Agent copies of policies or other satisfactory evidence of all Required Insurance Policies, which Required Insurance Policies may, notwithstanding any provisions to the contrary contained herein, contain customary and commercially reasonable deductibles.
(b)Policy Requirements; Insurance Consultant. All insurance policies shall (i) be issued by an insurance company licensed to do business in the state where the applicable Borrowing Base Property is located having a rating of “A-” VIII or better by A.M. Best Co., in

Best’s Rating Guide, (ii) name “JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and each Lender” as additional insured on all liability insurance and as mortgagee and loss payee on all property, flood insurance, earthquake insurance and rent loss or business interruption insurance (whether or not required hereunder), (iii) be endorsed to show that the insurance of the Borrower or Additional Borrower that owns or leases such Borrowing Base Property shall be primary and all insurance carried by Administrative Agent is strictly excess and secondary and shall not contribute with such Borrower’s or Additional Borrower’s insurance, (iv) provide that Administrative Agent is to receive thirty (30) days written notice prior to non-renewal or cancellation, (v) be evidenced by a certificate of insurance to be provided to Administrative Agent or such other evidence of insurance reasonably acceptable to Administrative Agent in its reasonable discretion, (vi) include either policy or binder numbers on the ACORD form, and (vii) be in form and amounts reasonably acceptable to Administrative Agent; provided, however, that with respect to any flood insurance required hereunder, acceptable proof of coverage shall consist of a copy of the insurance policy, the declarations page of the insurance policy or an application plus proof of premium payment (with a copy of the policy or declarations page provided to Administrative Agent within thirty (30) days thereafter) and shall not include ACORD or other forms of certificates of insurance. Administrative Agent, at its option and upon notice to Borrower, may retain no more than once every twelve (12) months, at Borrower’s expense, an insurance consultant to review the insurance for each Borrowing Base Property to confirm that it complies with the terms and conditions set forth herein.
(c)Evidence of Insurance; Payment of Premiums. Following the expiration of an existing policy, Borrower shall deliver to Administrative Agent evidence acceptable to Administrative Agent of the continuation of the coverage of such expired policy as soon as such evidence of coverage is available to Borrower and in any event within fifteen (15) days after the expiration of such policy. If Administrative Agent has not received satisfactory evidence of such continuation of coverage in the time frame herein specified, Administrative Agent shall have the right, but not the obligation, to purchase such insurance for Administrative Agent’s and the Lenders’ interests only. Any amounts so disbursed by Administrative Agent pursuant to this Section shall be repaid by Borrower within ten (10) days after written demand therefor. Nothing contained in this Section shall require Administrative Agent to incur any expense or take any action hereunder, and inaction by Administrative Agent shall never be considered a waiver of any right accruing to Administrative Agent on account on this Section. The payment by Administrative Agent of any insurance premium for insurance which Borrower is obligated to provide hereunder but which Administrative Agent believes has not been paid, shall be conclusive between the parties as to the legality and amounts so paid. Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to the Borrowing Base Property which would wholly or partially invalidate any insurance thereon.
(d)Collateral Protection. Unless Borrower provides Administrative Agent with evidence satisfactory to Administrative Agent of the insurance coverage required by this Agreement as and when required under this Agreement, Administrative Agent may purchase insurance at Borrower’s expense to protect Administrative Agent’s and the Lenders’ interests in the Borrowing Base Property. This insurance may, but need not, protect Borrower’s interest in the Borrowing Base Property. The coverages that Administrative Agent purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with any Borrowing Base Property. Borrower or Administrative Agent (as appropriate) may later cancel any insurance purchased by Administrative Agent, but only after Administrative Agent receives satisfactory evidence that Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Borrowing Base Property or any portion thereof, Borrower will be responsible for the costs of that insurance, including any charges imposed by Administrative Agent in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance. Any amounts paid by Administrative Agent pursuant to this Section shall be repaid by Borrower within ten (10) days after written demand therefor. The costs of the insurance may, at Administrative Agent’s discretion, be added to Borrower’s total principal obligation owing to Administrative Agent and the Lenders, and in any event shall be secured by the liens on the Borrowing Base Property created by the Loan Documents. It is understood and agreed that (i) the costs of insurance obtained by Administrative Agent may be more than the costs of insurance Borrower may be able to obtain on its own and (ii) in the case of flood insurance, the amount of coverage may be more than required by the Flood Laws.
(e)No Liability; Assignment. Administrative Agent shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurers, or payment of losses, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, thereunder. Borrower hereby absolutely assigns and transfers to Administrative Agent, for the benefit of the Lenders, all of Borrower’s right, title and interest in and to any unearned premiums paid on policies and any claims thereunder and Administrative Agent and/or the Lenders shall have the right, but not the obligation, to assign any then existing claims under the same to any purchaser of any Borrowing Base Property at any foreclosure sale; provided, however, that so long as no Default exists and is continuing hereunder, Borrower shall have the right under a license granted hereby, and Administrative Agent hereby grants to Borrower a license, to exercise rights under said policies and in and to said premiums subject to the provisions of this Agreement. Said license shall be revoked automatically upon the occurrence and during the continuance of an Event of Default hereunder. In the event of a foreclosure of any Security Instrument, or other transfer of any Borrowing Base Property in extinguishment in whole or in part of the Loans, all right, title and interest of Borrower in and to all proceeds then payable under insurance policies then in force shall thereupon vest in the purchaser at such foreclosure or Administrative Agent, on behalf of the Lenders or other transferee in the event of such other transfer of the Borrowing Base Property, to the extent such proceeds are assignable pursuant to the terms of the applicable policy or policies.
(f)No Separate Insurance. Borrower shall not carry any separate insurance on any Borrowing Base Property concurrent in kind or form with any insurance required hereunder or contributing in the event of loss unless such policy shall have attached a standard non-contributing mortgagee clause, with loss payable to Administrative Agent, for the benefit of the Lenders, and shall otherwise meet all other requirements set forth herein.
(g)Casualty Loss.
(i)If all or any part of any Borrowing Base Property shall be damaged or destroyed by fire or other casualty, Borrower shall give prompt written notice and, if the claims exceed Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00), make a claim to the insurance carrier and provide a copy of such claim to Administrative Agent. With respect to any such casualty loss for which Borrower has an insurance claim that exceeds Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00), Borrower hereby authorizes and empowers Administrative Agent, at Administrative Agent’s option and in Administrative Agent’s sole discretion as attorney-in-fact for Borrower, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Administrative Agent’s reasonable out-of-pocket expenses incurred in the collection of such proceeds; provided, however, that the foregoing authorization and empowerment of Administrative Agent to act as attorney-in-fact for Borrower shall not become effective until the occurrence and during the continuance of an Event of Default or until such time as Borrower fails to diligently pursue the collection of such insurance proceeds in Administrative Agent’s opinion. The foregoing appointment is irrevocable, coupled with an interest, and continuing so long as the Commitments or Obligations remain outstanding, and such rights, powers and privileges shall be exclusive in Administrative Agent (for the benefit of the Lenders), its successors and assigns.
(ii)As sole loss payee on all policies of casualty insurance, Administrative Agent shall receive all insurance proceeds from any casualty loss, and shall hold the same in an interest-bearing account pending disposition in accordance with this Section; provided, however, that, so long as no Default or Event of Default shall be continuing, Borrower shall be entitled to receive and hold all such insurance proceeds that do not exceed Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00). Borrower authorizes Administrative Agent to deduct from such insurance proceeds received by Administrative Agent all of Administrative Agent’s reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with the collection thereof (the remainder of such insurance proceeds being referred to herein as “Net Casualty Proceeds”).
(iii)Administrative Agent shall cause the Net Casualty Proceeds from any casualty loss affecting a Borrowing Base Property in excess of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) to be disbursed for the cost of reconstruction of such Borrowing Base Property if all of the following conditions are satisfied within ninety (90) days after the applicable casualty loss: (A) Borrower projects, and Administrative Agent agrees, that the reconstruction can be completed within a reasonable period of time after such casualty loss (but in no event later than the Maturity Date) and that after giving effect to such reconstruction such Borrowing Base Property will be restored to substantially its condition immediately prior to the casualty loss; (B) Borrower satisfies Administrative Agent that the Net Casualty Proceeds are sufficient to pay all costs of reconstruction, or if insufficient, Borrower deposits with Administrative Agent additional funds to make up such insufficiency; (C) Borrower delivers to Administrative Agent all material plans and specifications and material construction contracts for the work of reconstruction and such plans and specifications and construction contracts are in form and content reasonably acceptable to Administrative Agent and with a contractor or contractors reasonably acceptable to Administrative Agent; and (D) Administrative Agent is satisfied that (1) if the affected Borrowing Base Property is an office building Project or an industrial, retail, multi-family or flex Property (including, in each case, associated parking lots and structures), within a reasonable period of time after completion of the reconstruction there will be in effect Leases demising in the aggregate no less than sixty percent (60%) of the aggregate rental square footage of the improvements located on such Borrowing Base Property, and (2) if the affected Borrowing Base Property is a Hotel Asset, the applicable Hotel Agreements will remain in full force and effect. The disbursement of Net Casualty Proceeds pursuant to this clause (iii) shall be in accordance with customary disbursement procedures and shall not be available after the occurrence and during the continuance of an Event of Default. Any Net Casualty Proceeds not required to reconstruct the affected Borrowing Base Property shall be delivered to Borrower after expiration of the lien period for the work of reconstruction (or, at Borrower’s option, after delivery of title insurance to Administrative Agent, for the benefit of the Lenders, over such liens where the lien period has not so expired). Upon the occurrence and during the continuance of an Event of Default or in the event Borrower is unable to satisfy the conditions set forth in subclauses (A) through (D) hereof by the required date, Administrative Agent, on behalf of the Lenders, shall have the right (but not the obligation) to apply all Net Casualty Proceeds held by it to the payment of the Obligations. Borrower shall have the obligation to promptly and diligently complete the work of reconstruction necessitated by any casualty loss and restore the affected Borrowing Base Property to the equivalent of its condition immediately prior to such casualty provided the applicable Net Casualty Proceeds are made available to Borrower for such purpose.
10.17Condemnation and Other Awards. Promptly upon receiving written notice of the institution or threatened institution of any proceeding for the condemnation of any Borrowing Base Property or any part thereof, Borrower shall notify Administrative Agent of such fact. Borrower shall then file or defend its rights thereunder and prosecute the same with due diligence to its final disposition; provided, however, that Borrower shall not enter into any settlement of such proceeding without the prior approval of Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Administrative Agent shall be entitled, at its option, to appear in any such proceeding in its own name, on behalf of the Lenders, and upon the occurrence and during the continuation of an Event of Default or if Borrower fails to diligently prosecute such proceeding, (a) Administrative Agent shall be entitled, at its option, to appear in and prosecute any such proceeding or to make any compromise or settlement in connection with such condemnation on behalf of Borrower, and (b) Borrower hereby irrevocably constitutes and appoints Administrative Agent as its attorney-in-fact, and such appointment is coupled with an interest, to commence, appear in and prosecute such action or proceeding or to make such compromise or settlement in connection with any such condemnation on its behalf. The foregoing appointment is continuing so long as the Commitments or Obligations remain outstanding, and such rights, powers and privileges shall be exclusive in Administrative Agent (for the benefit of the Lenders), its successors and assigns. If any Borrowing Base Property or any material part thereof is taken or materially diminished in value in connection with such condemnation, or if a consent settlement is entered, by or under threat of such proceeding, the award or settlement payable to Borrower by virtue of its interest in the affected Borrowing Base Property, shall be, and by these presents is, assigned, transferred and set over unto Administrative Agent, for the benefit of the Lenders. Any such award or settlement shall be first applied to reimburse Administrative Agent and the Lenders for all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in connection with the collection of such award or settlement. The balance of such award or settlement (the “Net Condemnation Proceeds”) shall be paid to Administrative Agent, for the benefit of the Lenders for application in the manner set forth in Section 6.16(g) as if such award or settlement constituted insurance proceeds from a casualty loss; provided, however, that Administrative Agent shall have no obligation to make Net Condemnation Proceeds available for construction or reconstruction of the affected Borrowing Base Property unless Administrative Agent has determined that such Borrowing Base Property as so constructed or reconstructed after giving effect to the condemnation would have a value that is not materially less than its value would have been had there been no such condemnation. Borrower shall have the obligation to promptly and diligently complete the work of reconstruction necessitated by any condemnation and restore the affected Borrowing Base Property to the substantial equivalent of its condition immediately prior to such condemnation provided the applicable Net Condemnation Proceeds are made available to Borrower for such purpose.
10.18ERISA.
(a)Plan Assets; Compliance; No Material Liability. Borrower hereby covenants and agrees that (i) Borrower shall not use any Plan Assets to repay or secure the Obligations, (ii) no assets of Borrower or Guarantor are or will be Plan Assets, (iii) each Employee Benefit Plan will be in material compliance with all applicable requirements of ERISA and the Code except to the extent any defects can be remedied without material liability to Borrower under Revenue Procedure 2008-50 or any similar procedure, and (iv) Borrower will not have any material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan.

(b)Transfer of Interests. In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, Borrower hereby covenants and agrees that Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interests or rights (direct or indirect) in any Loan Document or any portion of the Borrowing Base Property or attempt to do any of the foregoing or suffer any of the foregoing, or permit any party with a direct or indirect interest or right in any Loan Document or any portion of the Borrowing Base Property to do any of the foregoing, if such action would cause this Agreement, any of the other Loan Documents, or the Obligations or the exercise of any of Administrative Agent’s or any Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Code (unless Borrower furnishes to Administrative Agent a legal opinion satisfactory to Administrative Agent that the transaction is exempt from the prohibited transaction provisions of ERISA and the Code) or would otherwise result in any Borrowing Base Property, or assets of Borrower or Guarantor being Plan Assets.
(c)Indemnity. Borrower hereby agrees to indemnify Administrative Agent, each Lender, their respective Affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not Administrative Agent, any Lender or any Affiliate is a party thereto) which any of them may actually pay or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in Administrative Agent’s or any Lender’s judgment by reason of the inaccuracy of the representations and warranties set forth in Section 5.12 hereof or a breach of the provisions set forth in this Section 6.18. The obligations of Borrower under this Section 6.18 shall survive the termination of this Agreement.
10.19Controlled Substances. Without limiting the provisions of Section 5.15 or Section 5.22, Borrower shall not violate, and shall use commercially reasonable efforts not to suffer or permit any tenant leasing space in any Borrowing Base Property to violate, the Controlled Substances Act. Upon any Responsible Officer of Borrower obtaining knowledge of any conduct in violation of the first sentence of this Section 6.19, Borrower shall promptly take all actions reasonably expected under the circumstances to terminate any such use of the affected Borrowing Base Property, including: (a) to give timely notice to any appropriate law enforcement agency of information that led Borrower to know such conduct had occurred, and (b) in a timely fashion to revoke or make a good faith attempt to revoke permission for those engaging in such conduct to use the affected Borrowing Base Property or to take reasonable actions in consultation with a law enforcement agency to discourage or prevent illegal use of the affected Borrowing Base Property.
10.20Financial Covenants.
(a)Leverage Ratio. Consolidated Outstanding Indebtedness divided by Total Asset Value, as of the end of any fiscal quarter of the Consolidated Group, shall not exceed sixty percent (60%).
(b)Minimum Consolidated Net Worth. The Consolidated Group shall, at all times, maintain a Consolidated Net Worth of at least an amount equal to (i) seventy-five percent (75%) of Consolidated Net Worth as of June 30, 2022, plus (ii) seventy-five percent (75%) of the aggregate increases in shareholders’ equity of the Consolidated Group by reason of issuance or sale of equity of the Consolidated Group (other than issuances to a Loan Party) following the Closing Date (the “Increase Amount”), minus (iii) the aggregate amount of any redemption, retirement, surrender, defeasance, repurchase, purchase or similar transaction or acquisition for value on account of any Equity Interests in CMCT following the Closing Date, provided that such aggregate amount under this clause (iii) does not exceed the Increase Amount.

(c)Minimum Fixed Charge Coverage. The Consolidated Fixed Charge Coverage Ratio shall, as of the end of each fiscal quarter of the Consolidated Group, exceed 1.05 to 1.00; provided that, in the event of a sale, transfer or other disposition of any property by CMCT or any Borrower (an “Asset Sale”), for purposes of testing this covenant for the measurement period ending immediately after the consummation of such Asset Sale and for the next two (2) full fiscal quarters thereafter (such period, subject to early termination as set forth below, an “FCCR Relief Period”), Adjusted EBITDA shall be calculated on an adjusted basis to include the earnings attributable to such property as if such property had not been sold on a run rate basis (based on the earnings of such property for the most recent four (4) quarter period ending prior to the Asset Sale) (in each case, an “Asset Sale Adjustment”), as long as (x) no loans are then outstanding under the Revolving Facility and (y) the Consolidated Group holds Unrestricted Cash and Cash Equivalents, including retained proceeds from such Asset Sale, in an amount greater than or equal to the Outstanding Amount of the Term Loans, in each case, as of the determination date for such periods. CMCT may terminate any FCCR Relief Period at any time by notice to Administrative Agent including evidence of the achievement of a Consolidated Fixed Charge Coverage Ratio exceeding 1.05 to 1.00 (calculated without an Asset Sale Adjustment).
(d)Minimum Liquid Assets. The Consolidated Group shall, at all times during an FCCR Relief Period, hold Unrestricted Cash and Cash Equivalents, including retained proceeds from any applicable Asset Sale(s), in an amount greater than or equal to the Outstanding Amount of the Term Loans, which covenant shall be tested quarterly during such FCCR Relief Period.
10.21Negative Covenants. Borrowers shall not:
(a)Liens. Create, incur, or assume any Lien upon any Borrowing Base Property or the right to receive any income therefrom or proceeds thereof, in each case, other than (i) Permitted Encumbrances and (ii) Liens within the scope of Section 4.04(a)(ii).
(b)Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.
(c)Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if a Default or an Event of Default has occurred and is continuing or would result therefrom, except that the following shall be permitted:
(i)any Borrower may declare and make Restricted Payments payable solely in the Equity Interests of such Person;
(ii)any Borrower may declare and make Restricted Payments to CMCT or any Subsidiary of CMCT that is a REIT;
(iii)if applicable, any Borrower may declare and make Restricted Payments, directly or indirectly, in an amount not to exceed the amount required to be distributed in any fiscal year in order for CMCT and each Subsidiary of CMCT that is a REIT to (i) maintain their REIT Statuses for U.S. federal and state income tax purposes and (ii) avoid the payment of U.S. federal or state income or excise tax;
provided, that no cash Restricted Payments will be permitted following (x) acceleration of any amount owing under the Revolving Facility and/or the Term Facility, (y) during the existence of an Event of Default arising under Sections 8.01(a), (c), (d) or (e), or (z) during any FCCR Relief Period if, after giving effect to such Restricted Payment, the Consolidated Group would fail to satisfy the minimum liquid assets financial covenant set forth in Section 6.20(d). If at the time of declaration any Restricted Payment is permitted by this Section 6.21(c), the making of such Restricted Payment shall be deemed permitted.
(d)Accounting Changes. Borrower shall not permit any of the Loan Parties to make any change in (i) accounting policies or reporting practices that are inconsistent with GAAP or (ii) fiscal year.
(e)Operations of Borrower. Take any action, or omit to take any action, that would cause such Borrower not to be a Single Asset Entity.
(f)Fundamental Changes. Merge, dissolve, divide, liquidate, consolidate with or into another Person or make any Disposition of a Borrowing Base Property; provided, that:
(i)any Borrower may merge or consolidate with any third party; provided that immediately following such merger, either (A) such Borrower shall be the continuing or surviving Person and shall continue to be a Single Asset Entity or (B) such third party is a Single Asset Entity and executes a Joinder Agreement and thereby becomes a Borrower hereunder pursuant to the provisions of Section 4.03;
(ii)any Borrower may merge or consolidate with any other Borrower; and
(iii)any Borrower may Dispose of a Borrowing Base Property (A) to any other Borrower or (B) to any third party, provided that such third party is a Single Asset Entity and executes a Joinder Agreement and thereby becomes a Borrower hereunder pursuant to the provisions of Section 4.03.
10.22Post-Closing Obligations . Within ninety (90) days after the date hereof, Borrower shall use commercially reasonable efforts to obtain estoppel certificates (on Administrative Agent’s standard form with such modifications as shall be reasonably acceptable to Administrative Agent or, if a form is attached to such tenant’s lease, then on such form with such changes thereto as Administrative Agent may reasonably require) executed by tenants under commercial leases covering not less than sixty-five percent (65%) of the leased area of each of Project.
ARTICLE VII COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT
10.01Permits.
(a)Collateral Assignment and Security Agreement. As additional security for the Obligations, Borrower hereby sells, assigns, transfers and sets over and grants to Administrative Agent, for the benefit of the Lenders, a security interest in, all of Borrower’s right, title and interest in and to all Permits, to the extent that such security interest is not expressly prohibited under such Permits.
(b)Remedies Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right but not the obligation, and Borrower hereby authorizes Administrative Agent, to enforce Borrower’s rights with respect to the Permits.
(c)Power of Attorney. Effective upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints

Administrative Agent as its attorney-in-fact, coupled with an interest, to demand, receive and enforce Borrower’s rights with respect to the Permits, to give appropriate receipts, releases and satisfactions for and on behalf of Borrower and to do any and all acts in the name of Borrower or in the name of Administrative Agent with the same force and effect as if Borrower had performed such acts.
(d)License. Provided no Event of Default has occurred and is continuing, Borrower shall have the right under a license granted hereby to exercise its rights with respect to the Permits. The license granted hereby shall be revoked at Administrative Agent’s option upon written notice from Administrative Agent to Borrower after the occurrence and during the continuance of an Event of Default.
(e)No Assumption of Liabilities. Administrative Agent does not hereby assume any of Borrower’s obligations or duties with respect to the Permits, including, without limitation, the obligation to pay for the preparation or issuance thereof.
(f)No Prior Conveyance or Limiting Action. Borrower represents and warrants that it (i) has not previously conveyed, transferred or assigned the Permits or any right, title or interest therein (other than prior conveyances, transfers or assignments that are no longer in effect) and (ii) except for Permitted Encumbrances, has not executed any other instrument which might prevent or limit Administrative Agent from operating under the terms and provisions of the assignment contemplated hereby, and Borrower covenants and agrees not to do any of the foregoing.
(g)Applicable Law. The provisions of this Section 7.01 are subject to all applicable Laws.
10.02Project Documents and Swap Agreements.
(a)Collateral Assignment and Security Agreement. As additional security for the Obligations, Borrower hereby sells, assigns, transfers, sets over and grants to Administrative Agent, for the benefit of the Lenders, a security interest in, all of its right, title and interest in and to the Project Documents and any Swap Agreements.
(b)Performance; Enforcement. Borrower shall perform and observe in a timely manner all material covenants, conditions, obligations and agreements on the part of Borrower to be performed or observed under the Project Documents and any Swap Agreements. Borrower shall not waive, excuse, condone or in any manner release or discharge any party to a Project Document or any Swap Agreement from any material covenants, conditions, obligations or agreements to be performed or observed by such party under such Project Document or Swap Agreement, as applicable, and shall, at its sole cost and expense, use commercially reasonable efforts to enforce and secure the performance of all material covenants, conditions, obligations and agreements to be observed by all parties under the Project Documents and any Swap Agreements.
(c)Remedies Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right but not the obligation, and Borrower hereby authorizes Administrative Agent to enforce Borrower’s rights under the Project Documents and any Swap Agreements and to receive the performance of any other Person that is a party to the Project Documents and any Swap Agreements.
(d)Notices of Default. Borrower shall send to Administrative Agent any written notice of default or breach of or under the Project Documents or any Swap Agreements that Borrower sends to (such notice to Administrative Agent to be sent simultaneously therewith)

or receives from (such notice to Administrative Agent to be sent promptly upon receipt by Borrower thereof) any Person that is a party to any Project Document or Swap Agreement.
(e)Power of Attorney. Effective upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Administrative Agent as its attorney-in-fact, coupled with an interest, to demand, receive and enforce Borrower’s rights with respect to the Project Documents and any Swap Agreements, to give appropriate receipts, releases and satisfactions for and on behalf of Borrower and to do any and all acts in the name of Borrower or in the name of Administrative Agent with the same force and effect as if Borrower had performed such acts.
(f)License. Provided no Event of Default has occurred and is continuing, Borrower shall have the right under a license granted hereby to exercise its rights under the Project Documents and any Swap Agreements. The license granted hereby shall be revoked at Administrative Agent’s option upon written notice from Administrative Agent to Borrower after the occurrence and during the continuance of a Default.
(g)No Assumption of Liability. Administrative Agent does not hereby assume any of Borrower’s obligations or duties under the Project Documents or any Swap Agreements, including, without limitation, the obligation to pay for services rendered thereunder.
(h)Validity and Enforceability of Project Documents and Swap Agreements. Borrower represents and warrants that, to Borrower’s actual knowledge (i) as of the date hereof, the Project Documents are valid, binding and enforceable (subject to Debtor Relief Laws and general equitable principles), are in full force and effect, and there are no material breaches or defaults thereunder and no events have occurred which with notice and/or lapse of time will constitute a material breach or default thereunder by Borrower or any Affiliate of Borrower, and (ii) any Swap Agreements are valid, binding and enforceable (subject to Debtor Relief Laws and general equitable principles), are in full force and effect, and there are no material breaches or defaults thereunder and no events have occurred which with notice and/or lapse of time will constitute a material breach or default thereunder by Borrower or any Affiliate of Borrower. Borrower represents and warrants that it has full power, right and authority to execute and enter into the Project Documents and any Swap Agreements.
(i)No Prior Conveyance or Limiting Actions. Borrower represents and warrants that it (i) has not previously conveyed, transferred or assigned the Project Documents or any Swap Agreements or any right, title or interest therein (other than prior conveyances, transfers or assignments that are no longer in effect) and (ii) except for Permitted Encumbrances, has not executed any other instrument which might prevent or limit Administrative Agent from operating under the terms and provisions of the assignment contemplated hereby, and Borrower covenants and agrees not to do any of the foregoing.
10.03Reassignment. Upon the indefeasible payment by Borrower in full of all of the Obligations (other than any contingent obligation not yet due and payable) and termination of the Commitments, all of Administrative Agent’s interest in the Permits, any Swap Agreement that is not terminated in connection with the repayment of the Obligations, and the Project Documents shall automatically be deemed reassigned to Borrower (or terminated if so requested by Borrower) and Administrative Agent shall have no further interest therein. Upon written request from Borrower, Administrative Agent shall, at Borrower’s expense, execute such documentation as is reasonably necessary to reassign or terminate such interest without recourse to Administrative Agent.
10.04Additional Instruments. At Administrative Agent’s request, Borrower shall execute and deliver to Administrative Agent any and all assignments and other documents and instruments reasonably necessary to confirm the collateral assignments contemplated by this Article VII.
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES
10.01Events of Default. Any of the following shall constitute an “Event of Default”:
(a)Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan (whether upon demand at maturity, by reason of acceleration or otherwise), or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document.
(b)Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.11, 6.15, 6.16 or 6.20.
(c)Involuntary Proceeding. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or Guarantor or their respective debts, or of a substantial part of their respective assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or Guarantor or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.
(d)Voluntary Proceedings. Any Borrower or Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.01(c) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or Guarantor or for a substantial part of their respective assets, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing.
(e)Unable to Pay Debts. The admission in writing by any Borrower or Guarantor that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature.
(f)Change of Control. There occurs any Change of Control and, within ten (10) days after a Responsible Officer of Borrower receives knowledge of such Change of Control, the applicable Borrower has not been released in accordance with Section 6.13(b) of this Agreement.
(g)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made or any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be incorrect or misleading in any respect after giving effect to such qualification when made or deemed made, and such default shall continue unremedied for the shorter of (x) 30 days or (y) so long as such breach would not reasonably be expected to have a Material Adverse Effect.

(h)Cessation of Loan Documents to be Effective. The cessation, for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, of any Loan Document to be in full force and effect in all material respects; the failure of any Lien intended to be created by the Loan Documents to exist or to be valid and perfected; the cessation of any such Lien, for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, to have the priority contemplated by this Agreement or the other Loan Documents, subject to Borrower’s right to contest Liens in accordance with the terms of this Agreement; or the revocation by Guarantor of the Limited Guaranty or any other Loan Document executed by Guarantor.
(i)ERISA. Any breach of the provisions of Section 6.18 hereof.
(j)Negative Covenants. Any breach of the provisions of (i) Sections 6.21(a), (b) or (f) hereof shall occur, or (ii) Section 6.21(c) hereof shall occur which is not cured by Borrower within five (5) Business Days after notice of such breach is delivered to Borrower by Administrative Agent, or (iii) Section 6.21(e) hereof shall occur which is not cured by Borrower within ten (10) Business Days after notice of such breach is delivered to Borrower by Administrative Agent.
(k)Judgments. Any judgment or order for the payment of money in excess of (i) One Million and No/100 Dollars ($1,000,000.00) is rendered against any Borrower or (ii) Twenty-Five Million and No/100 Dollars ($25,000,000.00) in the aggregate is rendered against Guarantor, and such judgments or orders shall continue for a period of sixty (60) days without being paid, stayed or dismissed through appropriate appellate proceedings.
(l)Swap Agreements. There occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (i) any event of default under such Swap Agreement as to which any Borrower is the Defaulting Party (as defined in such Swap Agreement) or (ii) any Termination Event (as defined in such Swap Agreement) under such Swap Agreement as to which any Borrower is an Affected Party (as defined in such Swap Agreement) and, in either event, any Swap Termination Value owed by such Borrower as a result thereof is not paid within thirty (30) days after such Early Termination Date.
(m)Borrower Cross-Default. Failure by any Borrower to pay when due any Indebtedness in an outstanding principal amount of One Million and No/100 Dollars ($1,000,000.00) or more in the aggregate excluding the Loans (“Material Borrower Indebtedness”); or the default by any Borrower in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any loan agreement or other debt instrument, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or permit the holder(s) of such Material Borrower Indebtedness to cause, such Material Borrower Indebtedness to become due prior to its stated maturity or any commitment to lend under any such loan agreement or other debt instrument to be terminated prior to its stated expiration date; or any Material Borrower Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.
(n)Failure to Perform Covenants. The failure of any Borrower to fully perform any and all covenants and agreements hereunder or under any of the other Loan Documents, and, with respect to covenants and agreements other than those specifically referenced in this Section 8.01, or for which another cure period is provided, such failure is not cured by Borrower within thirty (30) days after Administrative Agent gives notice to Borrower thereof, unless (i) such failure, by its nature, is not capable of being cured within such thirty (30) day period, (ii) within thirty (30) days after the delivery of such notice, Borrower commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (iii) Borrower causes such failure to be cured no later than ninety (90) days after the date of such notice from Administrative Agent.
10.02Remedies Upon Event of Default.
(a)If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(i)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and
(iii)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable Laws, including, without limitation, all rights and remedies of a secured party under the UCC;
provided, however, that upon the occurrence of any Event of Default described in Section 8.01(c) or (d) occurs, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Administrative Agent or any Lender.
(b)Without limiting the generality of Section 8.01(a) above, if an Event of Default occurs and is continuing, Administrative Agent shall have the right (but shall have no obligation) at any time to take in its name or in the name of Borrower such action as Administrative Agent reasonably determines is necessary or advisable to cure any default under any Franchise Documents or to protect the rights of Borrower, Administrative Agent or any Lender thereunder. Administrative Agent shall incur no liability if any action so taken by it or on its behalf shall prove to be inadequate or invalid, and, except to the extent directly caused by the gross negligence or willful misconduct of Administrative Agent. Borrower irrevocably constitutes and appoints Administrative Agent as Borrower’s attorney-in-fact, which power of attorney is coupled with an interest, in Borrower’s name or in Administrative Agent’s name, to enforce all rights of Borrower under the Franchise Documents; provided, however, that Administrative Agent shall not take any action pursuant to the foregoing appointment except upon and during the continuance of an Event of Default. Administrative Agent and/or Lenders may advance funds for any of the purposes described in this Section 8.02 and such advances, even if in excess of the amount of the Facility, shall be payable to Administrative Agent and Lenders on demand and shall be secured by the Loan Documents.
(c)For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, an Event of Default that relates solely to any Borrower or Borrowing Base Property shall be cured and no longer continuing upon the release of such Borrower or such Borrowing Base Property, in each case, pursuant to the terms and conditions of Section 6.13.
10.03Application of Funds. After an exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.13, be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid fees due hereunder and under the Fee Letter, and interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans, and (ii) breakage, termination or other payments then owing under Lender Swap Agreements, ratably among the Lenders, the applicable Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations (other than contingent obligations for which no claim has been made) have been paid in full, to Borrower or as otherwise required by Law.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.
Notwithstanding the foregoing, Obligations arising under Lender Swap Agreements shall be excluded from the application described above if Administrative Agent has not received a Designation Notice, together with such supporting documentation as Administrative Agent may request, from the applicable Hedge Bank (except if such Hedge Bank is the Administrative Agent or an Affiliate of the Administrative Agent), as the case may be. Each Hedge Bank that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
10.04Curing of Defaults. Upon the occurrence of an Event of Default hereunder, Administrative Agent without waiving any right of acceleration or foreclosure under the Loan Documents which Administrative Agent or the Lenders may have by reason of such Event of Default or any other right Administrative Agent or the Lenders may have against Borrower because of said Event of Default, shall have the right (but not the obligation) to take such actions and make such payments as shall be necessary to cure such Event of Default, including, without limitation, the making of Loans. All amounts so expended shall constitute Obligations and shall be payable by Borrower on demand by Administrative Agent.

ARTICLE IX ADMINISTRATIVE AGENT
10.01Appointment and Authority.
(a)Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Guarantor, the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
(ii)where the Administrative Agent is required or deemed to act as a trustee in respect of any collateral for the Loans over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of New York, or is required or deemed to hold any collateral for the Loans “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Lenders in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;
(iii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)None of the Arrangers or any other agent (other than the Administrative Agent) appointed under this Agreement (each, a “Titled Agent”) shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and neither the Arrangers nor any Titled Agent shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.06, 2.07, 3.01, 3.03 and 10.04) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.04). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
(g)The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the collateral for the Loans and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
10.02Administrative Agent’s Reliance, Limitation of Liability, Etc.
(a)Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.03 unless and until the Borrower provides notice to the Administrative Agent in accordance with Section 6.01 and Section 6.03, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (F) the creation, perfection or priority of Liens on the collateral for the Loans. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any liabilities, costs or expenses suffered by the Borrower, any Subsidiary or any Lender as a result of, any determination of the exposure of any Lender under the Revolving Facility or any portion thereof attributable to each Lender.
(c)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.06, (ii) may rely on the Register to the extent set forth in Section 10.06(c), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan, and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
10.03Posting of Communications.
(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE

APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, EITHER ARRANGER, ANY TITLED AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any other Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (1) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (2) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
10.04The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

10.05Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, (i) the Administrative Agent may appoint one of its Affiliates acting through an office in New York, New York as a successor Administrative Agent and (ii) if the Administrative Agent has not appointed one of its Affiliates acting through an office in New York, New York as a successor Administrative Agent pursuant to clause (i) above, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders s, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, (other than if the Administrative Agent appoints one of its Affiliates acting through an office in New York, New York as a successor Administrative Agent pursuant to clause (i) above), such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)Notwithstanding subsection (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Loan Documents for the benefit of the Lenders (the “Security Documents”), the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Lenders, and continue to be entitled to the rights set forth in such Security Documents, and, in the case of any collateral for the Loans in the possession of the Administrative Agent, shall continue to hold such collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under the Security Documents, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.04, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.
10.06Acknowledgements of Lenders; Erroneous Payments.
(a)Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, either Arranger, any other Titled Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, either Arranger, any other Titled Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
(c)(i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, no Lender shall assert, and each Lender hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.06(c) shall be conclusive, absent manifest error.
(ii)     Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)     Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(iv)     Each party’s obligations under this Section 9.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.
10.07Collateral Matters.
(a)Except with respect to the exercise of setoff rights in accordance with Section 10.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Lender shall have any right individually to realize upon any of the collateral for the Loans or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof.
(b)Except as otherwise expressly set forth herein, no Hedge Bank that obtains the benefit of the provisions of Section 8.03 of this Agreement or the Guaranty by virtue of the provisions of this Agreement or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty) other than in its capacity as a Lender or the Administrative Agent, as applicable, and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Swap Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank (except if such Hedge Bank is the Administrative Agent or an Affiliate of the Administrative Agent), as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Swap Agreements in the case of a termination of this Agreement and all Commitments hereunder.
(c)The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to any Permitted Encumbrance. Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the collateral for the Loans, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Lender for any failure to monitor or maintain any portion of the collateral for the Loans.
(d)Without limiting the provisions of this Article IX, each Lender irrevocably authorizes Administrative Agent, at its option and in its discretion, (i) to release any Borrower from its obligations under the Loan Documents pursuant to Section 6.13 hereof, and (ii) to release and reconvey any Borrowing Base Property from the Lien of the applicable Security Instrument (and any other Loan Documents) pursuant to Section 6.13 hereof. Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Borrower under the Loan Documents, or any Borrowing Base Property and any Lien thereon, in each case, pursuant to this subsection. Each Lender hereby irrevocably authorizes Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any collateral for the Loans or any Loan Document which may be necessary to perfect and maintain as perfected the Liens upon the collateral granted pursuant to any of the Loan Documents.
10.08Credit Bidding. The Lenders hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the collateral for the Loans in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the collateral for the Loans (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any Debtor Relief Laws, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) tAdministrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid by Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Lenders’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement), (iv) Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Lenders, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Lender or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Lender is deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Lender shall execute such documents and provide such information regarding such Lender (and/or any designee of such Lender which will receive interests in or debt instruments issued by such acquisition vehicle) as Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
10.09Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless clause (i) in the immediately preceding subsection (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in clause (iv) in the immediately preceding subsection (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, either Arranger or any of their respective Affiliates is a fiduciary with respect to the collateral for the Loans or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
Each of the Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (1) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (2) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Lender or (3) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
10.10Foreclosure. In the event that all or any portion of a Borrowing Base Property is acquired by Administrative Agent as the result of a foreclosure or acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations, title to such Borrowing Base Property or any portion thereof shall be held in the name of Administrative Agent or a nominee or subsidiary of Administrative Agent, as agent, for the benefit of the Lenders, or in an entity co-owned by the Lenders as determined by Administrative Agent. Administrative Agent shall prepare a recommended course of action for such Borrowing Base Property (the “Post-Foreclosure Plan”) and submit it to the Lenders for approval by the Required Lenders. In the event that Administrative Agent does not obtain the approval of the Required Lenders to such Post-Foreclosure Plan, any Lender shall be permitted to submit an alternative Post-Foreclosure Plan to Administrative Agent, and Administrative Agent shall submit any and all such additional Post-Foreclosure Plan(s) to the Lenders for evaluation and the approval by the Required Lenders. In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Borrowing Base Property acquired and administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such

Borrowing Base Property, and the collecting of rents and other sums from such Borrowing Base Property and paying the expenses of such Borrowing Base Property. Upon demand therefor from time to time, each Lender will contribute its ratable share (based on their respective Commitments immediately prior to the termination thereof) of all reasonable costs and expenses incurred by Administrative Agent pursuant to the Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Borrowing Base Property. In addition, Administrative Agent shall render or cause to be rendered by the managing agent, to each of the Lenders, monthly, an income and expense statement for such Borrowing Base Property, and each of the Lenders shall promptly contribute its ratable share (based on their respective Commitments immediately prior to the termination thereof) of any operating loss for the Borrowing Base Property, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the Post-Foreclosure Plan. To the extent there is net operating income from such Borrowing Base Property, Administrative Agent shall, in accordance with the Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in proportion to their respective Commitments immediately prior to the termination thereof. The Lenders acknowledge that if title to any Borrowing Base Property is obtained by Administrative Agent or its nominee, or an entity co-owned by the Lenders, such Borrowing Base Property will not be held as a permanent investment but will be disposed of as soon as practicable and within a time period consistent with the regulations applicable to national banks for owning real estate. Administrative Agent shall undertake to sell such Borrowing Base Property at such price and upon such terms and conditions as the Required Lenders shall reasonably determine to be most advantageous. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Borrowing Base Property in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage defining the rights of the Lenders in the same, which agreement shall be in all material respects similar to the rights of the Lenders with respect to the Borrowing Base Property. Lenders agree not to unreasonably withhold or delay their approval of a Post-Foreclosure Plan or any third party offer to purchase the Borrowing Base Property. An offer to purchase the Borrowing Base Property or any portion thereof at a gross purchase price of ninety-five percent (95%) of the fair market value of such property as set forth in a current appraisal, shall be deemed to be a reasonable offer.
10.11Approvals of Lenders. All communications from Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such requested determination, consent or approval. The provisions of this Section 9.11 shall not apply to any amendment, waiver or consent regarding any of the matters described in Sections 10.01(a) through (i).
10.12Compliance with Flood Laws. Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws and will post on the applicable Approved Electronic Platform (or otherwise distribute to each Lender documents that it receives in connection with the Flood Laws (the

“Flood Documents”); provided, however that Administrative Agent makes no representation or warranty with respect to the adequacy of the Flood Documents or their compliance with the Flood Laws. Each Lender acknowledges and agrees that it is individually responsible for its own compliance with the Flood Laws and that it shall, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, including the Flood Documents posted or distributed by Administrative Agent, continue to do its own due diligence to ensure its compliance with the Flood Laws.
ARTICLE X MISCELLANEOUS
10.01Amendments, Etc. Subject to Section 3.02(b) and (c), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, Borrower and any applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) Administrative Agent and Borrower may, without the consent of any Lender or any other Loan Party, amend this Agreement to add an Additional Borrower hereunder pursuant to a Joinder Agreement as provided in Section 4.03, (ii) Administrative Agent and Borrower may, without the consent of any Lender or any other Loan Party, amend any Loan Documents to release any Borrowing Base Property from the Lien of the applicable Security Instrument and the other Loan Documents, and to release the applicable Borrower under the Loan Documents, in each case in accordance with Section 6.13 hereof, (iii) if Administrative Agent and Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then Administrative Agent and Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other parties to this Agreement, and (iv) notwithstanding the foregoing provisions of this Section 10.01 (including the first proviso above), no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided that any waiver with respect to any Fee Letter shall only require the consent of each Person that is a party thereto;
(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or Section 4.03 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;
(d)reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate;

(e)amend any Loan Documents, including without limitation Section 2.11 or Section 8.03 of this Agreement, in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
(f)amend any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);
(g)release Borrower from its Obligations under the Loan Documents without the written consent of each Lender other than in accordance with Section 6.13 or as otherwise expressly provided in this Agreement;
(h)release all or substantially all of the value of the Guaranty, without the written consent of each Lender;
(i)impose any greater restriction on the ability of any Lender under the Revolving Facility or the Term Facility to assign any of its rights or obligations hereunder without the written consent of each Lender of each such affected Class; or
(j)amend the definition of “Borrowing Base” without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender in a disproportionately adverse manner relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) Administrative Agent, the Arranger and Borrower may agree to add the name of any other Arranger, documentation agent or syndication agent to the cover page of this Agreement without the prior written notice to or consent of any Lender; (C) no amendment contemplated by, and subject to Section 2.12(e) shall require the consent of any Person other than Borrower and the Lenders providing an increase in the aggregate Revolving Commitments or the Term Loan or any New Term Loan; and (D) Administrative Agent, with the consent of Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document so long as such amendment, modification or supplement does not impose additional obligations on any Lender; provided that Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement.

10.02Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to a Loan Party or Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Loan Parties).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or a Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Approved Electronic Platforms. Notices and other communications to the Borrower, any other Loan Party and the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)Change of Address, Etc. Each of the Loan Parties and Administrative Agent may change its address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telephone number or electronic mail address for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of each Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of such Approved Electronic Platform and that may contain material non-public information with respect to one or more Loan Parties or their respective securities for purposes of United States Federal or state securities laws.
(e)Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Borrowing Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall jointly and severally indemnify Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. Borrower shall pay, or cause to be paid, (i) all reasonable and documented out-of-pocket fees and expenses incurred by Administrative Agent, the Arranger and their respective Affiliates (including but not limited to (a) the reasonable and documented fees, charges and disbursements of one outside legal counsel for Administrative Agent and, if reasonably deemed necessary by Administrative Agent or Arranger, one local counsel retained in any material jurisdiction and (b) due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, amendments and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of any counsel for Administrative Agent, any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Notwithstanding anything else in this Agreement to the contrary, and for the avoidance of doubt, each Lender shall bear its own fees and expenses associated with that Lender’s purchase of an interest in the Facility or administration of the Facility.
(b)Indemnification. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, (and will reimburse each Indemnitee as the same are incurred for) any and all losses, claims, damages, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one outside counsel for Administrative Agent and one outside counsel for the other Indemnitees, unless such other Indemnitees cannot be represented by one outside counsel due to actual or asserted conflicts of interest, in which case the other Indemnitees shall be indemnified from and against and reimbursed for the reasonable and documented fees, disbursements and other charges of such number of other counsel as are necessary in light of such conflicts of interests), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) a dispute solely among Indemnitees and not involving any act or omission of Borrower or any of their Affiliates (other than, with respect to Administrative Agent, the Arranger or any other agent or arranger under this Agreement, any dispute involving such Person in its capacity or in fulfilling its role as such). It is understood and agreed that Administrative Agent may determine, in its discretion, the one counsel for all other Indemnitees referenced in this subsection (b); provided, however, that upon the written request of the Required Lenders (subject to the provisos in Section 9.01(b)), Administrative Agent shall, pursuant to such written request, engage a different counsel to serve as the one counsel for all Indemnitees referenced in this subsection (b). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes covered by Section 3.01, other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that Borrower for any reason fails to pay any amount required under Section 10.04(a) or (b) to be paid by it to Administrative Agent (or any sub-agent thereof), the Arranger, or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the Arranger, or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), any Arranger, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.10(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereto hereby waives and acknowledges that no other Person shall have, any claim against any Indemnitee, in each case on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)Survival. The agreements in this Section 10.04 and the indemnity provisions of Sections 6.18(c) and 10.02(e) shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Revolving Facility and the Term Facility, and the repayment, satisfaction or discharge of all the other Obligations.
10.05Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount received by such Lender and so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender (and any attempted such assignment or transfer without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it under the Revolving Facility and the Term Facility or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than Ten Million and No/100 Dollars ($10,000,000.00) unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:
(A)the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, or an Affiliate or Approved Fund of a Lender; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if an assignment is to a Person that is not a Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent, (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) payable by the assignor; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a Disqualified Institution (provided that such restriction in this clause (C) shall not apply if an Event of Default pursuant to Sections 8.01(a), (c), (d), (e) or (f) hereof exists) or (D) to a natural person. Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Institutions or for any assignment of any Loan or Commitment or any other rights of a Lender hereunder or for the sale of any participation, in either case, to a Disqualified Institution.
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at their expense) shall execute and deliver a substitute Note to (i) the assignee Lender and/or (ii) in the case of a partial assignment by a Lender of its rights or obligations under this Agreement, the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) (other than a purported assignment or transfer to a Disqualified Institution) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 10.06(b) and any written consent to such assignment required by this Section 10.06(b), Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to any provision of this Agreement, including without limitation Sections 2.02(b) or 2.10(d), Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section.
(c)Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, any other Loan Party or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Disqualified Institution, or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the other Loan Parties, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) provided that the Participant shall be subject to the requirements and limitations therein as though it were a Lender (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.05 and 10.13 as if it were an assignee under Section 10.06(b) and (B) shall not be entitled to receive any greater payment under Section 3.01 or 3.03, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.05 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.
10.07Treatment of Certain Information; Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and such disclosure is in connection with such disclosing Person acting as Administrative Agent or Lender), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the disclosing party agrees, to the extent practicable and permitted by applicable law, to notify Borrower promptly prior to such disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (in each case, other than any Disqualified Institution unless such Disqualified Institution has or may become an assignee of or Participant in its rights and obligations under this Agreement at a time it was or is permitted to do so under the terms of this Agreement) or any Eligible Assignee invited to be a Lender pursuant to Section 10.06 or (ii) any actual or prospective party (or its Related Parties) (in each case, other than any Disqualified Institution unless such Disqualified Institution has or may become such a party at a time it was or is permitted to do so under the terms of this Agreement) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, except that no such agreement shall be required in connection with the disclosure to any such Person of the names of the Disqualified Institutions or the tax identification numbers of the Loan Parties posted on an Approved Electronic Platform, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Borrower or (i) to the extent such Information (y) becomes publicly available other than as a result of a breach of this Section 10.07 or (z) becomes available to Administrative Agent and any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower or another Loan Party. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Revolving Facility and the Term Facility. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or their Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non- public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent and the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (y) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (z) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT, ANY LOAN DOCUMENT, ANY SWAP AGREEMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO ADMINISTRATIVE AGENT PURSUANT TO THE LOAN DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE

REQUIRED LENDERS AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.
10.09Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
10.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13Replacement of Lenders. If Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.05, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.03) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)Borrower shall have paid (or cause the fee to be paid) to Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws; and
(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 10.13, it shall promptly execute and deliver to Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to Administrative Agent any Note (if any Note has been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.
10.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF

THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) OF THIS SECTION 10.14. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CONTROVERSY, DISPUTE OR CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) (EACH, A “CLAIM”) AND THE WAIVER SET FORTH IN THE PRECEDING PARAGRAPH IS NOT ENFORCEABLE IN SUCH ACTION OR PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:
1.    WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN PARAGRAPH 2 BELOW, ANY CLAIM WILL BE DETERMINED BY A GENERAL REFERENCE

PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. EXCEPT AS OTHERWISE PROVIDED IN THE LOAN DOCUMENTS, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN THE STATE OR FEDERAL COURT IN THE COUNTY OR DISTRICT WHERE VENUE IS OTHERWISE APPROPRIATE UNDER APPLICABLE LAW.
2.    THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING, WITHOUT LIMITATION, SET-OFF), (C) APPOINTMENT OF A RECEIVER AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING, WITHOUT LIMITATION, WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT.
3.    UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN (10) DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY MAY REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).
4.    ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.
5.    THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA. THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH APPLICABLE STATE AND FEDERAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING, WITHOUT LIMITATION, MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.

6.    THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.
10.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, amendment and restatement, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent and the Arranger are arm’s-length commercial transactions between Borrower, each of the other Loan Parties and their respective Affiliates, on the one hand, and Administrative Agent and the Arranger, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, each of the Lenders and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of Administrative Agent, any Lender or any Arranger has any obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, the Lenders and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and none of Administrative Agent, any Lender or any Arranger has any obligation to disclose any of such interests to Borrower, the other Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and each other Loan Party hereby waives and releases any claims that it may have against Administrative Agent, any Lender or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the

Administrative Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Indemnitee for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
10.18USA PATRIOT Act. Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. Each Loan Party shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
10.19ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
10.20Swap Agreements. All Lender Swap Agreements, if any, are independent agreements governed by the written provisions of said Lender Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan Documents, except as otherwise expressly provided in said written Lender Swap Agreements, and any payoff statement from Administrative Agent relating to the Loans shall not apply to said Lender Swap Agreements.
10.21Statements. Administrative Agent may from time to time provide Borrower with account statements or invoices with respect to any of the Obligations (the “Statements”). Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Obligations. If Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by Administrative Agent of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of Administrative Agent’s right to receive payment in full at another time.
10.22Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.23Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Lender Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
10.24Borrowers; Joint and Several Liability; Suretyship Waivers. It is intended by the parties that each Borrower shall be liable, jointly and severally, for all of the obligations of Borrowers under this Agreement. Accordingly, each Borrower expressly agrees and acknowledges with Administrative Agent and the Lenders that Administrative Agent and the Lenders would not have agreed to make the Loans but for the agreement of each Borrower to be jointly and severally liable for each and every obligation of Borrowers set forth herein, and it has received sufficient consideration for its agreement to be bound by and to the extent of the terms hereof. In particular, each Borrower is of the view that the financial accommodations offered to each Borrower under this Agreement will enhance the aggregate powers of Borrowers, and that each Borrower will receive substantial direct and/or indirect benefits by reason of the making of the Loans and other financial accommodations provided herein. Notwithstanding the foregoing, however, the obligations of each Borrower hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law. In furtherance thereof:
(a)    In any provision of this Agreement where any Borrower makes a representation, warranty or covenant, such representation, warranty or covenant shall constitute a separate representation, warranty or covenant made by each Borrower as to itself as to the content and substance thereof;
(b)    In any provision of this Agreement where any Borrower makes an agreement or covenant, such agreement or covenant shall be a separate agreement or covenant of each Borrower, and each such entity shall be jointly and severally liable with each other such entity for the full and faithful performance thereof, without regard to whether (i) any Borrower shall have better rights to control or assure the performance of such agreement or covenant or (ii) such agreement or covenant affects an individual Property in which any Borrower does not have a direct interest;
(c)    If any Borrower by its action or inaction causes an Event of Default to occur, the lack of fault or breach by any other Borrower shall neither serve nor be deemed to halt such Event of Default nor prevent, delay or impair the exercise by Administrative Agent or the Lenders of their remedies as provided in this Agreement; provided, however, that each Borrower shall have the right to cure a default by any other Borrower to the same extent and during the same time period as the defaulting Borrower;
(d)    In exercising any remedies herein after an Event of Default and during its continuance, Administrative Agent and the Lenders shall be permitted to exercise such remedies as stated herein against any or all of the Borrowers, or none of them, as Administrative Agent or the Lenders shall determine, and any lack of fault or lack of breach by any other Borrower shall not prevent, delay or impair the pursuit or implementation of any such remedies against them;
(e)    It is the intent of the parties in making any determination under this Agreement, including in determining whether (i) a breach of a representation, warranty or a covenant has occurred, or (ii) there has occurred an Event of Default, that any such breach, occurrence or event with respect to any Borrower shall be deemed to be such a breach, occurrence or event with respect to all Borrowers and that all Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Borrower; provided, however, that each Borrower shall have the right to cure a default by any other Borrower to the same extent and the same time period as the defaulting Borrower;
(f)    If such Borrower’s joint and several liability hereunder, or if any Liens securing such joint and several liability, would, but for the application of this sentence, be unenforceable under applicable law, such joint and several liability and each such Lien shall be valid and enforceable under applicable Law to the maximum extent that would not cause such joint and several liability or such Lien to be unenforceable under applicable Law, and such joint and several liability and such Lien shall be deemed to have been automatically amended accordingly at all relevant times;
(g)    Neither Administrative Agent nor any Lender will be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of the Loan Documents;
(h)    Each Borrower is solely responsible for keeping itself informed as to the financial condition of each other Borrower and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require Administrative Agent or any Lender to disclose to such Borrower any information that Administrative Agent or such Lender may now or hereafter acquire concerning the financial condition of any other Borrower;
(i)    Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement and the other Loan Documents. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower;
(j)    Each Borrower waives any election of remedies by Administrative Agent or Lenders that impairs any subrogation or other right of such Borrower to proceed against any other Borrower or other person, including any loss of rights resulting from any applicable anti deficiency laws relating to non-judicial foreclosures of real property or other laws limiting, qualifying or discharging obligations or remedies; and
(k)    The obligations, covenants, agreements and duties of each Borrower under the Loan Documents shall in no way be discharged, affected or impaired by any of the following:
(i)    the waiver by Administrative Agent or the Lenders of the performance or observance by any Borrower or any other party of any of the agreements, covenants, terms or conditions contained herein except the extent of such waiver;
(ii)    the extension, in whole or in part, of the time for payment by any other Borrower of any sums owing or payable under any Loan Document;
(iii)    any assumption by any Person of any or all of any Borrower's obligations under any Loan Document;
(iv)    the waiver, release, modification or amendment (whether material or otherwise) of any provision of any Loan Document except pursuant to a written agreement of Administrative Agent and the Lenders or pursuant to Section 6.13 or any other provision of the Loan Documents;
(v)    any failure, omission or delay on the part of Administrative Agent or the Lenders to enforce, assert or exercise any right, power or remedy conferred on or available to Administrative Agent or the Lenders under any of the Loan Documents, or any action on the part of Administrative Agent or the Lenders granting indulgence or extension in any form whatsoever;
(vi)    the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceeding affecting any other Borrower or any of its assets or any impairment, modification, release or limitation of liability of any other Borrower or any of their estates in bankruptcy or of any remedy for the enforcement of such liability resulting from the operation of any present or future provision of the Bankruptcy Code of the United States or other similar statute or from the decision of any court;
(vii)    the release of any other Borrower or any Guarantor from the performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of Law;
(viii)    the power or authority or lack thereof of any Borrower or any Guarantor to execute, acknowledge or deliver any of the Loan Documents;
(ix)    the illegality or invalidity of any Loan Document, or any provision of any Loan Document, as to any Borrower or any Guarantor;
(x)    any defenses whatsoever that any other Borrower or any Guarantor may have to the payment of any portion of the Obligations except for the payment thereof;
(xi)    the existence or non-existence of any Borrower or any Guarantor as a legal entity;
(xii)    any right of setoff, counterclaim or defense (other than payment in full of the Obligations in accordance with the terms of the Loan Documents) that any Borrower or any Guarantor may or might have to its respective undertakings, liabilities and obligations hereunder, each and every such defense being hereby expressly waived by each Borrower; or
(xiii)    any other cause, whether similar or dissimilar to any of the foregoing, that might constitute a legal or equitable discharge of any Borrower or any Guarantor (whether or not such Borrower or such Guarantor shall have knowledge or notice thereof), other than payment in full of the Obligations or a release under Section 6.13.
10.25Administrative Borrower. Each Borrower hereby irrevocably appoints 9460 Wilshire Borrower as the borrowing agent and attorney-in-fact for all Borrowers (in such capacity, “Administrative Borrower”), which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower (and approved in writing by Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed) that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Administrative Agent and all Lenders with all notices and instructions under this Agreement and the other Loan Documents, and to receive from Administrative Agent and any Lender all notices and instructions under this Agreement, (b) to establish all accounts required pursuant to the Loan Documents in its own name, in the name of any one or more Borrowers, or in any other manner as may be required by Administrative Agent, (c) to request and receive on behalf of Borrowers the proceeds of the Loan and any and all disbursements from any collateral or reserve accounts established pursuant to the Loan Documents, and (d) to take any and all actions as the Administrative Borrower deems appropriate to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Loan Documents. It is understood that the handling of the Loan in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and none of Administrative Agent or any Lender shall incur any liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan in a combined fashion since the successful operation of each Borrower and each Borrowing Base Property is dependent on the continued successful performance of the integrated group. To induce Administrative Agent and Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Administrative Agent and each Lender and hold Administrative Agent and each Lender harmless against any and all liability, expense, loss or claim of damage (excluding consequential, punitive, special and exemplary damages) or injury, made against Administrative Agent or any Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan by Administrative Borrower as herein provided, (ii) Administrative Agent or any Lender(s) relying on any instructions of Administrative Borrower, (iii) any other action taken by Administrative Agent or any Lender hereunder or under the other Loan Documents at the request of Administrative Borrower, or (iv) any other action taken by Administrative Borrower hereunder or under the Loan Documents; provided that none of Administrative Agent nor any Lender shall be entitled to any indemnification from any claim, loss, cost or expense caused solely by its own gross negligence, willful misconduct, fraud or illegal acts.
10.26Amendment and Restatement; No Novation.
(a)    On the Closing Date, the Existing Agreement shall be amended, restated and superseded in its entirety hereby by this Agreement. The parties hereto acknowledge and agree that (i) this Agreement, the Notes and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, refinancing or termination of the obligations under the Existing Agreement as in effect prior to the Closing Date; (ii) the “Loan” (as defined in the Existing Agreement) has not become due and payable prior to the Closing Date as a result of the amendment and restatement of the Existing Agreement; (iii) such obligations are in all respects continuing with only the terms thereof being modified as provided in this Agreement; and (iv) upon the effectiveness of this Agreement all advances and other extensions of credit outstanding under the Existing Agreement (the “Existing Advances”) immediately before the effectiveness of this Agreement will be part of the Loan hereunder on the terms and conditions set forth in this Agreement.
(b)    Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrower contained in the Existing Agreement, Borrower acknowledges and agrees that any causes of action or other rights created prior to the Closing Date in favor of Administrative Agent, any Lender and/or their respective successors arising out of the representations and warranties of Borrower and contained in or delivered (including representations and warranties delivered in connection with the making of the advances or other extensions of credit thereunder) in connection with the Existing Agreement or any other loan document executed in connection with the Existing Facility prior to the Closing Date shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that Borrower’s monetary obligations under the Existing Agreement in respect of the Existing Advances are now monetary obligations of the Borrower as evidenced by this Agreement.

(c)    All indemnification obligations of Borrower pursuant to the Existing Agreement (including any arising from a breach of the representations thereunder) with respect to any losses, claims, damages, liabilities and related expenses occurring prior to the Closing Date shall survive the amendment and restatement of the Existing Agreement pursuant to this Agreement.
(d)    On and after the Closing Date, (i) each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or similar words referring to the Existing Agreement shall mean and be a reference to this Agreement and (ii) each reference in the Loan Documents to a “promissory note” shall mean and be a promissory note as referred to in this Agreement.
(e)    In furtherance of the foregoing, on the Closing Date, all Existing Advances shall continue to be Loans hereunder, and Administrative Agent and Lenders shall make such transfers of funds as are necessary in order that the outstanding balances of such Existing Advances reflect the respective Applicable Percentage of such Loans hereunder.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

9460 WILSHIRE BLVD (BH) OWNER, L.P.,
a Delaware limited partnership

By:    9460 Wilshire Blvd GP, LLC,
    a Delaware limited liability company,
    its general partner

    By: /s/ David Thompson _
    Name: David Thompson
    Title: Vice President and Chief Financial Officer

CIM/11600 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:    CIM/11600 Wilshire (Los Angeles) GP, LLC,
    a Delaware limited liability company,
    its general partner

    By: /s/ David Thompson _
    Name: David Thompson
    Title: Vice President and Chief Financial Officer

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    Signature Page to Credit Agreement

CIM/11620 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:    CIM/11620 Wilshire (Los Angeles) GP, LLC,
    a Delaware limited liability company,
    its general partner

    By: /s/ David Thompson _
    Name: David Thompson
    Title: Vice President and Chief Financial Officer

1130 HOWARD (SF) OWNER, L.P.,
a Delaware limited partnership

By:    1130 Howard (SF) GP, LLC,
    a Delaware limited liability company,
    its general partner

    By: /s/ David Thompson _
    Name: David Thompson
    Title: Vice President and Chief Financial Officer

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    Signature Page to Credit Agreement

CIM URBAN REIT PROPERTIES IX, L.P.,
a Delaware limited partnership

By:    CIM Urban REIT GP II, LLC,
    a Delaware limited liability company,
    its general partner

    By: /s/ David Thompson _
    Name: David Thompson
    Title: Vice President and Chief Financial Officer

CIM/J STREET HOTEL SACRAMENTO, L.P.,
a California limited partnership
By:    CIM/J Street Hotel Sacramento GP, LLC,
    a California limited liability company,
    its general partner

    By: /s/ David Thompson _
    Name: David Thompson
    Title: Vice President and Chief Financial Officer

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    Signature Page to Credit Agreement

TWO KAISER PLAZA (OAKLAND) OWNER, LLC, a Delaware limited liability company By: /s/ David Thompson _ Name: David Thompson Title: Vice President and Chief Financial Officer

CIM/J STREET GARAGE SACRAMENTO, L.P.,
a California limited partnership

By:    CIM/J Street Garage Sacramento GP, LLC,
    a California limited liability company,
    its general partner

    By: /s/ David Thompson _
    Name: David Thompson
    Title: Vice President and Chief Financial Officer

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    Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent By: /s/ Ryan M. Dempsey _ Name: Ryan M. Dempsey Title: Authorized Officer___

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    Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., a national banking association, as Lender By: /s/_Ryan M. Dempsey_____ _ Name: __Ryan M. Dempsey_____ Title: __Authorized Officer______

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    Signature Page to Credit Agreement

BANK OF AMERICA, N.A., a national banking association, as Lender By:_/s/ Henry Yang ___________ Name: __Henry Yang__________ Title:__Vice President________ _

    Signature Page to Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Lender By: __/s/ David Robinson ___________ Name: __David Robinson_____________ Title: __Associate Vice President _

    Signature Page to Credit Agreement

PNC BANK, NATIOANL ASSOCIATION, as Lender By: /s/ Cyrus Rafael _________ Name: ____Cyrus Rafael __________ Title: _Senior Vice President _____

    Signature Page to Credit Agreement

TRUSIT BANK, as Lender By:__/s/ Aaron J. Hammond _____ Name: __Aaron J. Hammond _ Title: _____Director _________

    Signature Page to Credit Agreement

COMERICA BANK, as Lender By:_/s/ Stephen Leskovsky_________ Name: ___ Stephen Leskovsky _ Title: ___Vice President _

    Signature Page to Credit Agreement